As filed with the Securities and Exchange Commission on December 31, 2024

File No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CCS IX PORTFOLIO HOLDINGS, LLC

(Exact name of registrant as specified in charter)

Delaware	99-2441832
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

(310) 235-5900

(Registrant’s telephone number, including area code)

with copies to:

George R. Hawley CCS IX Portfolio Holdings, LLC 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025 (310) 235-5900	Carl A. de Brito Harry S. Pangas Matthew J. Carter Dechert LLP 1900 K Street, NW Washington, DC 20006

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Limited Liability Company Common Units

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

EXPLANATORY NOTE

CCS IX Portfolio Holdings, LLC is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community and comply with applicable requirements for the possible future quotation or listing of its securities on a national securities exchange or other public trading market.

In this Registration Statement, except where the context suggests otherwise, the terms “we,” “us,” “our,” and the “Company” refer to CCS IX Portfolio Holdings, LLC. We refer to Crescent Capital Group LP, our investment adviser, as our “Adviser” or “Crescent,” and CCAP Administration, LLC, our administrator, as our “Administrator.” The term “common unitholders” refers to holders of our common units (the “Common Units”), the term “preferred unitholders” refers to holders of any preferred units we may issue in the future (the “Preferred Units” and together with the Common Units, the “Units”) and the term “unitholders” refers collectively to our common unitholders and our preferred unitholders.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are eligible to take advantage of certain reduced disclosure requirements and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

Upon the effective date of this Registration Statement (the “Effective Date”), we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The SEC maintains an Internet Website (http://www.sec.gov) that contains the reports mentioned in this section.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	risk associated with possible disruptions in our operations or the economy generally;

•	general economic, political and industry trends and other external factors;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with our Adviser and its affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of our Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of our Adviser and its affiliates to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a BDC and as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”);

•	the effect of changes in tax laws and regulations and interpretations thereof; and

•	the risks, uncertainties and other factors we identify under “Item 1A. Risk Factors” and elsewhere in this Registration Statement.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. This Registration Statement contains forward-looking statements, which may relate to future events or our future performance or financial condition and involves numerous risks and uncertainties, including, but not limited to, those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements. You are advised to consult any additional disclosures that we make directly to you or through reports that we may file with the SEC in the future, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

ITEM 1. BUSINESS

We are a newly formed Delaware limited liability company formed on March 12, 2024. We are structured as an externally managed specialty finance company focused on lending to middle-market companies. We intend to elect to be regulated as a BDC under the 1940 Act. In addition, for U.S. federal income tax purposes, we intend to elect to be treated, and intend to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code.

Our investment objective is to provide unitholders with substantial current income and long-term capital appreciation by investing in a diversified portfolio of senior secured debt, with the ability to invest in junior debt securities. We will seek to provide investors with current income and long-term capital appreciation through investments in securities related to the financing of leveraged buyouts, acquisitions, refinancings, recapitalizations and later-stage growth capital opportunities. We intend to invest in a diversified portfolio comprised primarily of privately negotiated senior secured debt, with the ability to invest in junior debt. These investments may feature an equity co-investment or equity component (e.g., warrants, options, contingent interests or conversion features). The Company may also invest in loan participations, preferred stock or other debt or equity securities.

Our investment objective is accomplished through:

•	accessing the origination channels that have been developed and established by Crescent;

•

originating investments in what we believe to be middle-market companies with strong business fundamentals, generally controlled by private equity investors that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts;

•	applying Crescent’s underwriting standards; and

•	leveraging Crescent’s experience and resources to monitor our investments.

The Adviser’s firm-wide investment philosophy focuses on principal preservation and credit-oriented due diligence. The Adviser anticipates that the Company will act as the sole, lead or co-lead investor in the majority of its transactions and will seek to minimize downside risk to the Company’s investments through carefully constructed capital structures with meaningful equity as a percentage of total capital, and protective covenants and terms.

The Adviser directs and executes our investment operations and capital raising activities subject to oversight from our board of directors (the “Board”), which sets our broad policies. The Board has delegated investment management of our investment assets to the Adviser. The Board consists of five directors, three of whom are independent.

From time to time, we may form wholly owned subsidiaries to facilitate the normal course of business if the Adviser determines that for legal, tax, regulatory, accounting or other similar reasons it is in our best interest to do so. In this regard, we may form wholly owned subsidiaries that are structured as tax blockers, to hold equity or equity-like investments in portfolio companies organized as limited liability companies or other forms of pass-through entities. These subsidiaries will not be consolidated for income tax purposes and may incur income tax expense as a result of their ownership of portfolio companies.

We may borrow money from time to time within the levels permitted by the 1940 Act (up to 150% of asset coverage requirement). In determining whether to borrow money, we analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. The use of borrowed funds or the proceeds of preferred stock offerings to make investments would have its own specific set of benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common units.

The Adviser

Crescent Capital Corporation, a predecessor to the business of Crescent, was formed in 1991 by Mark Attanasio and Jean-Marc Chapus as an asset management firm specializing in below-investment grade debt securities. In 1995, Crescent Capital Corporation was acquired by The TCW Group, Inc. (“TCW”) and rebranded as TCW’s Leveraged Finance Group. On January 1, 2011, Messrs. Attanasio and Chapus, along with the entire investment team, spun out of TCW and formed Crescent, an employee-owned, registered investment adviser. Crescent is a global credit investment manager with over $40 billion of assets under management. With its headquarters in Los Angeles, Crescent has over 200 employees based in five offices in the U.S. and Europe. Crescent’s Operating Committee, consisting of Messrs. Attanasio and Chapus and other senior officers of Crescent, oversees all of Crescent’s operations. On January 5, 2021, Sun Life Financial Inc. (together with its subsidiaries and joint ventures, “Sun Life”) acquired a majority interest in Crescent (the “Sun Life Transaction”). As a result of the Sun Life Transaction, Crescent became a part of SLC Management, the institutional alternatives and traditional asset management business of Sun Life.

Investment Strategy

The Company will pursue a well-defined investment strategy based upon in-depth evaluations of the credit fundamentals of issuers, with an emphasis on principal preservation (i.e., an issuer’s ability to service its debt and maintain cash flow generation) and limiting volatility, while generating substantial current income and meaningful long-term capital gains. The Company will primarily seek to invest alongside private equity sponsors in privately negotiated senior secured debt, with the ability to invest in junior credit. These investments are expected to be made in connection with a variety of leveraged transactions, generally consisting of leveraged buyouts, and also including refinancings, recapitalizations, project financings and later-stage growth financings. The Adviser anticipates that the Company will act as the sole lead, co-lead or largest investor in the majority of its investments, generally investing between $75 million and $200 million per transaction.

Due to the inherent risk of leveraged transactions, the Company intends to continue to invest with proven private equity sponsors and management groups. The Adviser’s strategy of targeting equity sponsor-controlled companies seeks to: provide a consistent robust source of transaction opportunities; align the objectives and exit horizons of the equity holders with those of the Company; broaden the resources available to portfolio company management teams; provide for enhanced controls, board of directors oversight and professional equity; and provide the Adviser with an opportunity to capitalize on the incremental investment expertise of seasoned private equity professionals.

Providing direct financing to private equity sponsors and borrowers is an important component of the Adviser’s strategy, and Crescent believes that it adds meaningful benefits. By interacting directly with borrowers, Crescent believes that it is able to achieve better access to information when compared to syndicated market participants, both for investment due diligence purposes and for ongoing portfolio monitoring, which should help provide for better credit decision making. In addition, given its focus on leading and originating transactions, Crescent believes that it will be able to better control the debt structures and tranches of borrowers and negotiate better economics compared to syndicated debt transactions. Direct financing can also provide for opportunities to build stronger and deeper relationships with portfolio companies and private equity sponsors, further enhancing long-term sourcing opportunities.

As part of its strategy, the Company will primarily target core middle-market companies with strong business fundamentals, such as market leaders with defensible competitive positioning, providers of mission critical, non-discretionary products and services and flexible cost structures with recurring, predictable cash flows. By seeking to target core middle-market companies with EBITDA generally ranging from $50 million to $200 million, Crescent believes it will be able to create a differentiated portfolio compared to other managers. Crescent believes that the core middle market is a less competitive and underserved segment of the direct lending market, as large competitors have moved up-market to replace the syndicated credit markets. These core middle-market borrowers also tend to be stable companies, with larger and more diversified revenue streams and geographies, and more established market positions and operating history across economic cycles than lower middle-market borrowers.

The Company will seek to create a portfolio of diversified investments across various industries as a method to manage risk. The Company will endeavor to invest across several less-cyclical industries, generally characterized by strong barriers to entry, stable growth and sustainable profitability. The Company does not expect to have any direct investments in the energy or real estate sectors. The Company will focus on U.S.-based companies with the ability to selectively invest in high-quality non-U.S. investments – focused primarily on Canada, the more developed markets of Western Europe and the Asia-Pacific region. In order to mitigate the effect of foreign currency translation, the Company will be permitted to hedge its non-U.S. dollar denominated investments by borrowings denominated in that particular foreign currency.

Crescent believes that its investment strategy is distinguished by the combination of a consistent, research-driven investment process and the breadth and diversity of its principals’ experience. Through its disciplined investment approach, appropriate transaction structuring, covenants and enhanced reporting rights (such as monthly financials, board representation or observation rights), the Company will endeavor to produce attractive risk-adjusted returns for its investors while providing critical capital to issuers.

Investment Decision Process

Over the years, Crescent has designed its investment process to seek investments which it believes have the most attractive risk/reward characteristics. The process involves multiple levels of review and is coordinated in an effort to identify risks in potential investments. Depending on the type of investment and the borrower, Crescent may apply all or some of these levels of review, in its discretion. Based upon a favorable outcome of the diligence process described below, Crescent’s investment committee will make a final decision on such investment and such investment will only be funded after approval by Crescent’s investment committee.

Private Credit Originations: New private credit investment opportunities are initially reviewed by a Crescent senior investment professional to determine whether additional consideration is warranted. Factors influencing this decision include fundamental business considerations, including borrower industry, borrower financial leverage and cash flows and quality of management as well as private equity sponsor involvement (if any). In the event of an initial positive review, potential investments are further reviewed with senior and junior investment professionals. If the team agrees on the fundamental attractiveness of the investment, the review phase proceeds with preliminary due diligence and financial analyses. At this point, Crescent utilizes its credit analysis methodology to outline credit and operating statistics and identify key business characteristics and risks through available diligence materials in addition to dialogue with company management and the proposed private equity sponsor (if any). Following this analysis, Crescent considers an initial structure and pricing proposal for the investment and preliminarily informs the broader investment team of such proposal.

After satisfactory preliminary analysis and review, further due diligence continues, including completion of credit analysis, on-site due diligence (if deemed necessary), visits and meetings with management, and could include consultation with third-party experts. The credit analysis is a detailed, bottom-up analysis on the proposed portfolio company that generally includes an assessment of its industry, market, competition, products, services, management and the equity sponsor or owner. Detailed financial analysis is also performed at this stage with a focus on historical financial results. Projected financial information developed by the proposed portfolio company is analyzed and sensitized based upon the portfolio company’s historical results and assessment of the portfolio company’s future prospects. The sensitivity analysis highlights the variability of revenues and earnings, “worst case” debt service coverage and available sources of liquidity. As part of the overall evaluation, comparisons are made to similar companies to help assess a portfolio company’s asset and enterprise value coverage of debt, interest servicing capacity and competitive strength within its industry and market. Additionally, during this stage, Crescent typically works with the management of the proposed portfolio company and its other capital providers to develop the structure of an investment, including negotiating among these parties on how the investment is expected to perform relative to the other forms of capital in its capital structure.

Syndicated Investments: For syndicated investments, Crescent seeks to pursue an investment process based upon evaluation of the credit fundamentals of issuers. The foundation of this process is the “bottom-up” credit research process that Crescent employs across multiple strategies. In selecting investments, Crescent’s investment professionals perform comprehensive analysis of credit worthiness, including an assessment of the business, an evaluation of management, an analysis of business strategy and industry trends, an examination of financial results and projections and a review of the security’s proposed terms. Credit research is a critical component of the investment process. In selecting investments, Crescent’s respective portfolio management teams analyze opportunities with an emphasis on principal preservation (i.e., an issuer’s ability to service its debt and maintain cash flow).

Investment Funding

Upon completion of the investment decision process described above, the investment team working on an investment delivers a memorandum to the Adviser’s investment committee. Once an investment has been approved by the investment committee, the Adviser moves through a series of steps with the respective investment team towards negotiation of final documentation.

Investment Monitoring

The Adviser monitors our portfolio companies on an ongoing basis. The Adviser monitors the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each company. The Adviser has a number of methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

•	assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

•	review of monthly and quarterly financial statements and financial projections for portfolio companies.

•	contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;

•	comparisons to other companies in the industry; and

•	attendance and participation in board meetings.

As part of the monitoring process, the Adviser regularly assesses the risk profile of each of our investments and, on a quarterly basis, grades each investment on a risk scale of 1 to 5. Risk assessment is not standardized in our industry and our risk assessment may not be comparable to ones used by our competitors. Our assessment is based on the following categories:

1.

Involves the least amount of risk relative to cost or amortized cost. Investment performance is above expectations since origination or acquisition. Trends and risk factors are generally favorable, which may include financial performance or a potential exit.

2.

Involves a level of risk that is similar to the risk at the time of origination or acquisition. The investment is generally performing as expected, and the risks around our ability to ultimately recoup the cost of the investment are neutral to favorable relative to the time of origination or acquisition. New investments are generally assigned a rating of 2 at origination or acquisition.

3.

Indicates an investment performing below expectations where the risks around our ability to ultimately recoup the cost of the investment have increased since origination or acquisition. For debt investments, borrowers are more likely than not in compliance with debt covenants and loan payments are generally not past due. An investment rating of 3 requires closer monitoring.

4.

Indicates an investment performing materially below expectations where the risks around our ability to ultimately recoup the cost of the investment have increased materially since origination or acquisition. For debt investments, borrowers may be out of compliance with debt covenants and loan payments may be past due (but generally not more than 180 days past due). Non-accrual status is strongly considered for debt investments rated 4.

5.

Indicates an investment performing substantially below expectations where the risks around our ability to ultimately recoup the cost of the investment have substantially increased since origination or acquisition. We do not expect to recover our initial cost basis from investments rated 5. Debt investments with an investment rating of 5 are generally in payment and/or covenant default and are on non-accrual status.

Private Offering of Common Units

Our initial private offering of Common Units is expected to be conducted in reliance on Regulation D under the Securities Act (“Regulation D”). Each investor in our initial private offering will be required to be an “accredited investor” as defined in Regulation D of the Securities Act.

We expect to enter into Subscription Agreements for the initial private offering. An investor will make a capital commitment to purchase Common Units pursuant to a Subscription Agreement and will become a common unitholder bound by the terms of our First Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”). An investor will be required to make capital contributions each time we deliver a drawdown notice, which will be delivered at least ten business days prior to the required funding date, in an aggregate amount not to exceed its capital commitment.

The investor will not be permitted to sell, assign, transfer or otherwise dispose of its Common Units or capital commitment unless (i) otherwise agreed with investors or we provide our prior written consent, and (ii) the transfer is otherwise made in accordance with applicable law.

In addition to all legal remedies available to us, failure by an investor to purchase additional Common Units when requested will (following a cure period of ten business days) result in that investor being subject to certain default provisions set forth in the Subscription Agreement.

As part of certain credit facilities, the right to make capital calls of common unitholders may be pledged as collateral to a lender, which will be able to call for capital contributions upon the occurrence of an event of default under such credit facility.

We may draw down capital commitments to make investments at any time during the Investment Period (as defined below). After the expiration of the Investment Period, we may draw down Capital Commitments to the extent necessary: (a) to pay, and/or establish reserves for, our actual or anticipated expenses, liabilities, including the payment or repayment of financings, or other obligations, contingent or otherwise (including the fees payable to the Adviser pursuant to the Investment Advisory Agreement (as defined below)), whether incurred before or after the end of the Investment Period, (b) complete portfolio investments that are committed to or in process as of the end of the Investment Period, (c) to fund follow-on investments made in existing portfolio companies (including transactions to hedge interest rates relating to such additional investment), and/or (d) for us to comply with applicable laws and regulations, including the 1940 Act and the Code. The term “Investment Period” refers to the period beginning on our initial closing of the private offering (the “Initial Closing”) and ending on the earlier of (i) the date that is one year after the receipt of notice from a majority of our common unitholders of a desire to terminate the Investment Period, provided that such notice may not be provided prior to the fifth anniversary of the Initial Closing and (ii) the date on which we provide notice to our common unitholders of the termination of the Investment Period, in each case, unless earlier terminated in accordance with the LLC Agreement.

We do not intend to target a quotation or listing of our Common Units on a national securities exchange, including an initial public offering (an “Exchange Listing”). If we choose to pursue some form of liquidity event, such event will be undertaken at the approval of our unitholders.

The term of the Company shall continue until the fourth anniversary of the expiration of the Investment Period, subject to extension for up to three additional one-year periods pursuant to the approval of the unitholders and the Adviser’s recommendation with the approval of the Board, unless the Company is sooner dissolved, each as provided in our LLC Agreement, or by operation of law. The Company shall be dissolved (i) upon the expiration of its term (as such term may be extended pursuant to the LLC Agreement), (ii) at any time upon (a) the affirmative vote of a majority of the full Board and (b) the affirmative vote of a majority of the holders of then-outstanding Common Units, voting together as a single class, (iii) if there are no members of the Company, unless the business of the Company is continued in accordance with our LLC Agreement or the Delaware Limited Liability Company Act (as amended from time to time, the “Delaware Act”), or (iv) upon the entry of a decree of judicial dissolution under the Delaware Act.

Investment Advisory Agreement

We intend to enter into an investment advisory agreement (the “Investment Advisory Agreement”), with our Adviser. Pursuant to the Investment Advisory Agreement, we will pay our Adviser a fee for investment advisory and management services consisting of a base management fee. As a part of the Investment Advisory Agreement, we agree to reimburse the Adviser for certain expenses it incurs on our behalf. See Item II. Financial Information – “Discussion of Management’s Expected Operating Plans – Expenses” below for a discussion of the expenses (subject to the review and approval of our independent directors) that we expect to reimburse to our Adviser.

Base Management Fee

The base management fee is payable monthly in arrears at an annual rate of 0.25% of the value of the Company’s net assets as of the beginning of the first calendar day of the applicable month. For the first calendar month in which the Company has operations, net assets will be measured as the beginning net assets as of the date on which the Company commences operations. The base management fee for any partial quarter will be appropriately prorated.

Administration Agreement

On December 31, 2024, we entered into the Administration Agreement with the Administrator. Under the terms of the Administration Agreement, the Administrator provides administrative services. These services include providing office space, equipment and office services, maintaining financial records, preparing reports to unitholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others. Certain of these services are reimbursable to the Administrator under the terms of the Administration Agreement. In addition, the Administrator is permitted to delegate its duties under the Administration Agreement to affiliates or third parties. To the extent the Administrator outsources any of its functions, we will pay the fees associated with such functions on a direct basis, without incremental profit to the Administrator.

No person who is an officer, director or employee of the Administrator or its affiliates and who serves as a director receives any compensation for his or her services as a director. However, we reimburse the Administrator (or its affiliates) for an allocable portion of the compensation paid by the Administrator or its affiliates to our compliance professionals, legal counsel, and other professionals who spend time on such related activities (based on the percentage of time those individuals devote, on an estimated basis, to our business and affairs). The allocable portion of the compensation for these officers and other professionals are included in the administration expenses paid to the Administrator. Directors who are not affiliated with the Administrator or its affiliates receive compensation for their services and reimbursement of expenses incurred to attend meetings.

The Administration Agreement has been approved by our Board. Unless earlier terminated as described below, the Administration Agreement will remain in effect for a period of two years from their effective date and will remain in effect from year to year thereafter if approved annually by (i) the vote of our Board, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our independent directors. The Administration Agreement will automatically terminate in the event of assignment. The Administration Agreement may be terminated by either party without penalty upon not less than 60 days’ written notice to the other.

Valuation Procedures

The Company applies Financial Accounting Standards Board ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, the Company considers its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in the determination of fair value. In accordance with ASC 820, these levels are summarized below:

Level 1—Valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Investments for which market quotations are readily available are typically valued at those market quotations. To validate market quotations, the Adviser utilizes a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, the Adviser, as the Board’s valuation designee, determines the fair value of the investments in good faith, based on, among other things, the fair valuation recommendations from investment professionals, the input of the Company’s Audit Committee and independent third-party valuation firms.

The SEC has adopted Rule 2a-5 (the “Rule”) under the 1940 Act. The Rule establishes requirements for determining fair value in good faith for purposes of the 1940 Act. Pursuant to the Rule, the Board has designated the Adviser as valuation designee (the “Valuation Designee”) to perform certain fair value functions, including performing fair value determinations. As required by the Rule, the Valuation Designee provides periodic fair valuation reporting and notifications on behalf of the Company to the Board to facilitate the Board’s oversight duties.

The Adviser, as the Valuation Designee, undertakes a multi-step valuation process under the supervision of the Board, which includes, among other procedures, the following:

•	Each investment is initially valued by the investment professionals responsible for monitoring that investment.

•	The Adviser has established pricing and valuation committees, which are responsible for reviewing and approving the fair valuation recommendations from the investment professionals.

•	The valuations of certain portfolio investments are independently corroborated by third-party valuation firms based on certain criteria including investment size and risk profile.

•	Final valuation determinations and supporting materials are provided to the Board quarterly as part of the Board’s oversight of the Adviser as the valuation designee.

The Company applies the valuation policy approved by the Board that is consistent with ASC 820. Consistent with the valuation policy, the Adviser, in its capacity as the Valuation Designee, evaluates the source of inputs, including any markets in which its investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When a security is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), the Company subjects those prices to various criteria in making the determination as to whether a particular investment would qualify for classification as a Level 2 or Level 3 investment. For example, the Company reviews pricing methodologies provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs. Some additional factors considered include the number of prices obtained as well as an assessment as to their quality. Transfers between levels, if any, are recognized at the beginning of the period in which the transfers occur.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If the Company were required to liquidate a portfolio investment in a forced or liquidation sale, it could realize amounts that are different from the amounts presented and such differences could be material. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different from the unrealized gains or losses reflected herein.

Regulation as a Business Development Company

General

We intend to elect to be regulated as a BDC under the 1940 Act and treated as a RIC under Subchapter M of the Code. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors of a BDC be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC without the approval of a majority of our outstanding voting securities.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

1.

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

a)	is organized under the laws of, and has its principal place of business in, the United States;

b)

is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

c)	satisfies either of the following:

(i)

does not have any class of securities listed on a national securities exchange or has any class of securities listed on a national securities exchange subject to a $250 million market capitalization maximum; or

(ii)

is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result, the BDC has an affiliated person who is a director of the eligible portfolio company.

2.	Securities of any eligible portfolio company which we control.

3.

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

4.

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

5.	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

6.	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance. However, when a BDC purchases securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets.

Senior Securities

As a BDC, we are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of securities senior to our Common Units if our asset coverage, as defined in the 1940 Act, is at least equal to 150% after such issuance. In addition, while any senior securities remain outstanding, we may be required to make provisions to prohibit any distribution to our unitholders or the repurchase of such securities or Units unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We are also permitted to borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage, which borrowings would not be considered senior securities, provided that any such borrowings in excess of 5% of the value of our total assets would be subject to the asset coverage ratio requirements of the 1940 Act, even if for temporary or emergency purposes.

Code of Ethics

We and our Adviser have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under Investment Advisers Act of 1940, as amended (the “Advisers Act”) that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the codes of ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the codes of ethics’ requirements. The codes of ethics for each of the Adviser and the Company are available on the SEC’s website at www.sec.gov.

Proxy Voting Policies and Procedures

We have delegated our proxy voting responsibility to our Adviser. A summary of the Proxy Voting Policies and Procedures of our Adviser are set forth below. These policies and procedures will be reviewed periodically by our Adviser and, subsequent to our election to be regulated as a BDC, our non-interested directors, and, accordingly, are subject to change. For purposes of these Proxy Voting Policies and Procedures described below, “we” “our” and “us” refers to our Adviser.

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, we recognize that we must vote the Company’s portfolio securities in a timely manner free of conflicts of interest and in our best interests and the best interests of our unitholders.

These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Adviser votes all proxies based upon the guiding principle of seeking to maximize the ultimate long-term economic value of our unitholders’ holdings, and ultimately all votes are cast on a case-by-case basis, taking into consideration the contractual obligations under the relevant advisory agreements or comparable documents, and all other relevant facts and circumstances at the time of the vote. The Adviser reviews on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by us. Although the Adviser generally votes against proposals that may have a negative impact on our portfolio securities, the Adviser may vote for such a proposal if there exists compelling long-term reasons to do so.

The Adviser’s proxy voting decisions are made by our Adviser’s investment committee. To ensure that the vote is not the product of a conflict of interest, the Adviser will require that: (1) anyone involved in the decision making process disclose to our Adviser’s investment committee, and disinterested directors, any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision making process or vote administration are prohibited from revealing how the Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.

Privacy Principles

We are committed to maintaining the privacy of our unitholders and to safeguarding their non-public personal information. The following information is provided to help investors understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Pursuant to our privacy policy, we will not disclose any non-public personal information concerning any of our unitholders who are individuals unless the disclosure meets certain permitted exceptions under Regulation S-P. We generally will not use or disclose any stockholder information for any purpose other than as required by law.

We may collect non-public information about investors, such as name, address, account number and the types and amounts of investments, and information about transactions with us or our affiliates, such as participation in other investment programs, ownership of certain types of accounts or other account data and activity. We may disclose the information that we collect from our unitholders or former unitholders, as described above, only to our affiliates and service providers and only as allowed by applicable law or regulation. Any party that receives this information will use it only for the services required by us and as allowed by applicable law or regulation, and is not permitted to share or use this information for any other purpose. To protect the non-public personal information of individuals, we permit access only by authorized personnel who need access to that information to provide services to us and our unitholders. In order to guard our unitholders’ non-public personal information, we maintain physical, electronic and procedural safeguards that are designed to comply with applicable law. Non-public personal information that we collect about our unitholders will generally be stored on secured servers. An individual stockholder’s right to privacy extends to all forms of contact with us, including telephone, written correspondence and electronic media, such as the Internet.

Pursuant to our privacy policy, we will provide a clear and conspicuous notice to each investor that details our privacy policies and procedures at the time of the investor’s subscription.

Other

We will be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our independent directors and, in some cases, prior approval by the SEC.

We will be periodically examined by the SEC for compliance with the 1940 Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or our unitholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We and our Adviser are each required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a chief compliance officer to be responsible for administering such policies and procedures.

JOBS Act

We currently are and expect to remain an “emerging growth company” as defined in the JOBS Act, until the earliest of:

•	the last day of our fiscal year in which the fifth anniversary of any initial public offering of Common Units;

•	the end of the fiscal year in which our total annual gross revenues first exceed $1.07 billion;

•	the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

•

the last day of a fiscal year in which we (1) have an aggregate worldwide market value of our Common Units held by non-affiliates of $700 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

Under the JOBS Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an emerging growth company and become an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have made an irrevocable election not to take advantage of this exemption from new or revised accounting standards. We therefore are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act imposes a variety of regulatory requirements on companies with a class of securities registered under the Exchange Act and their insiders. Many of these requirements affect us. For example:

•	pursuant to Rule 13a-14 under the Exchange Act our principal executive officer and principal financial officer must certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 under Regulation S-K under the Securities Act our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;

•	pursuant to Rule 13a-15 under the Exchange Act, our management must prepare an annual report regarding its assessment of our internal control over financial reporting; and

•

pursuant to Item 308 of Regulation S-K under the Securities Act and Rule 13a-15 under the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated under such act. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we comply with that act in the future.

Exclusion of the Adviser from Commodity Pool Operator Definition

The Commodity Futures Trading Commission (the “CFTC”) and the SEC have issued final rules establishing that certain swap transactions are subject to CFTC regulation. Engaging in such swap transactions may cause the Adviser to fall within the definition of “commodity pool operator” under the Commodity Exchange Act (the “CEA”) and related CFTC regulations. The Adviser intends to claim an exclusion from the definition of the term “commodity pool operator” under the CEA and the CFTC regulations in connection with its management of us (the “Exclusion”) and, once the Exclusion is claimed, the Adviser will not be subject to CFTC registration or regulation under the CEA as a commodity pool operator with respect to its management of us.

Certain U.S. Federal Income Tax Considerations

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our Units. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including unitholders subject to the alternative minimum tax (the “AMT”), tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings, pension plans and trusts, persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar and financial institutions. This summary assumes that investors hold our Units as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of the filing of this Registration Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), regarding any offering of our securities. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets. For purposes of this discussion, references to “dividends” are to dividends within the meaning of the U.S. federal income tax laws and associated regulations and may include amounts subject to treatment as a return of capital under section 19(a) of the 1940 Act.

A “U.S. unitholder” is a beneficial owner of our Units that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

A “non-U.S. unitholder” is a beneficial owner of our Units that is not a U.S. unitholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that will hold Units should consult its tax advisors with respect to the purchase, ownership and disposition of Units.

Tax matters are very complicated and the tax consequences to an investor of an investment in our Units will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Election to Be Taxed as a RIC

We intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our unitholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our unitholders, for each taxable year, distributions of an amount at least equal to 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses and determined without regard to any deduction for distributions paid (the “Annual Distribution Requirement”). Although not required for us to maintain our RIC tax status, in order to preclude the imposition of a 4% nondeductible federal excise tax imposed on RICs, we must distribute to our unitholders in respect of each calendar year distributions of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of the excess (if any) of our realized capital gains over our realized capital losses, or capital gain net income (adjusted for certain ordinary losses), generally for the one-year period ending on October 31 of the calendar year and (3) the sum of any net ordinary income plus capital gains net income for preceding years that were not distributed during such years and on which we paid no federal income tax (the “Excise Tax Avoidance Requirement”).

Taxation as a RIC

If we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement;

then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain, defined as net long-term capital gains in excess of net short-term capital losses, we distribute to unitholders. As a RIC, we will be subject to U.S. federal income tax at regular corporate rates on any net income or net capital gain not distributed as distributions to our unitholders.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	qualify to be regulated as a BDC under the 1940 Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from distributions, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in “qualified publicly traded partnerships” (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income) (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•

no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in the securities of one or more qualified publicly traded partnerships.

We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income, franchise or other tax liabilities.

In addition, as a RIC we are subject to ordinary income and capital gain distribution requirements under U.S. federal excise tax rules for each calendar year, or the Excise Tax Avoidance Requirement. If we do not meet the required distributions under the Excise Tax Avoidance Requirement, we will be subject to a 4% nondeductible federal excise tax on the undistributed amount. The failure to meet the Excise Tax Avoidance Requirement will not cause us to lose our RIC status. Although we currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Avoidance Requirement, under certain circumstances, we may choose to retain taxable income or capital gains in excess of current year distributions into the next tax year in an amount less than what would trigger payments of federal income tax under Subchapter M of the Code. We may then be required to pay a 4% excise tax on such income or capital gains.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given taxable year exceed our investment company taxable income, we may incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its unitholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but it may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our unitholders even if such taxable income is greater than the net income we actually earn during those taxable years.

Any underwriting fees paid by us are not deductible. We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (“OID”) (such as debt instruments with payment-in-kind (“PIK”) interest or, in certain cases, with increasing interest rates or issued with warrants), we must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make a distribution to our unitholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount. Furthermore, a portfolio company in which we hold equity or debt instruments may face financial difficulty that requires us to work out, modify, or otherwise restructure such equity or debt instruments. Any such restructuring could, depending upon the terms of the restructuring, cause us to incur unusable or nondeductible losses or recognize future non-cash taxable income.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat distributions that would otherwise constitute qualified distribution income as non-qualified distribution income, (2) treat distributions that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause us to recognize income or gain without a corresponding receipt of cash, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the effect of these provisions and prevent our ability to be subject to tax as a RIC.

Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long term or short term, depending on how long we held a particular warrant.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our unitholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Item 1. Business—Regulation as a Business Development Company—Senior Securities.” Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our qualification as a RIC, including certain diversification tests in order to qualify as a RIC for U.S. federal income tax purposes (the “Diversification Tests”). If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

Some of the income and fees that we may recognize, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, will not satisfy the 90% Income Test. In order to manage the risk that such income and fees might disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure its investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to income that is not qualifying income for purposes of the 90% Income Test.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Unitholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by the Company.

There may be uncertainty as to the appropriate treatment of certain of our investments for U.S. federal income tax purposes. In particular, we may invest a portion of our net assets in below investment grade instruments. U.S. federal income tax rules with respect to such instruments are not entirely clear about issues such as if an instrument is treated as debt or equity, whether and to what extent we should recognize interest, OID or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by us, to the extent necessary, in order to seek to ensure that we distribute sufficient income to qualify, and maintain our qualification as, a RIC and to ensure that we do not become subject to U.S. federal income or excise tax.

Income received by us from sources outside the United States may be subject to withholding and other taxes imposed by such countries, thereby reducing income available to us. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. We generally intend to conduct our investment activities to minimize the impact of foreign taxation, but there is no guarantee that we will be successful in this regard.

We may invest in stocks of foreign companies that are classified under the Code as passive foreign investment companies (“PFICs”). In general, a foreign company is classified as a PFIC if at least 50% of its assets constitute investment-type assets or 75% or more of its gross income is investment-type income. In general, under the PFIC rules, an “excess distribution” received with respect to PFIC stock is treated as having been realized ratably over the period during which we held the PFIC stock. We will be subject to tax on the portion, if any, of the excess distribution that is allocated to our holding period in prior taxable years (and an interest factor will be added to the tax, as if the tax had actually been payable in such prior taxable years) even though we distribute the corresponding income to unitholders. Excess distributions include any gain from the sale of PFIC stock as well as certain distributions from a PFIC. All excess distributions are taxable as ordinary income.

We may be eligible to elect alternative tax treatment with respect to PFIC stock. Under such an election, we generally would be required to include in our gross income its share of the earnings of a PFIC on a current basis, regardless of whether any distributions are received from the PFIC. If this election is made, the special rules, discussed above, relating to the taxation of excess distributions, would not apply. Alternatively, we may be able to elect to mark to market our PFIC stock, resulting in any unrealized gains at year end being treated as though they were realized and reported as ordinary income. Any mark-to-market losses and any loss from an actual disposition of the PFIC’s shares would be deductible as ordinary losses to the extent of any net mark-to-market gains included in income in prior years with respect to stock in the same PFIC.

Because the application of the PFIC rules may affect, among other things, the character of gains, the amount of gain or loss and the timing of the recognition of income with respect to PFIC stock, as well as subject us to tax on certain income from PFIC stock, the amount that must be distributed to unitholders, and which will be taxed to unitholders as ordinary income or long-term capital gain, may be increased or decreased substantially as compared to a fund that did not invest in PFIC stock.

Under the Code, gains or losses attributable to fluctuations in foreign currency exchange rates that occur between the time we accrue interest income or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pays such liabilities generally are treated as ordinary income or ordinary loss. Similarly, on disposition of some investments, including debt securities and certain forward contracts denominated in a foreign currency, gains or losses attributable to fluctuations in the value of foreign currency between the date of acquisition of the security or contract and the date of disposition also are treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains and losses, may increase or decrease the amount of our investment company taxable income to be distributed to unitholders as ordinary income. For example, fluctuations in exchange rates may increase the amount of income that we must distribute in order to qualify for treatment as a RIC and to prevent application of an excise tax on undistributed income. Alternatively, fluctuations in exchange rates may decrease or eliminate income available for distribution. If section 988 losses exceed other investment company taxable income during a taxable year, we would not be able to make ordinary distributions, or distributions made before the losses were realized would be re-characterized as a return of capital to unitholders for U.S. federal income tax purposes, rather than as ordinary dividend income, and would reduce each unitholder’s basis in Units.

Certain distributions reported by us as section 163(j) interest dividends may be treated as interest income by unitholders for purposes of the tax rules applicable to interest expense limitations under Code section 163(j). Such treatment by the unitholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that we are eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of our business interest income over the sum of our (i) business interest expense and (ii) other deductions properly allocable to our business interest income.

Failure to Qualify as a RIC

If we were unable to qualify for treatment as a RIC and are unable to cure the failure, for example, by disposing of certain investments quickly or raising additional capital to prevent the loss of RIC status, we would be subject to tax on all of our taxable income at regular corporate rates. The Code provides some relief from RIC disqualification due to failures to comply with the 90% Income Test and the Diversification Tests, although there may be additional taxes due in such cases. We cannot assure you that we would qualify for any such relief should we fail the 90% Income Test or the Diversification Tests.

Should failure occur, all our taxable income would be subject to tax at regular corporate rates, and we would not be able to deduct our distributions to unitholders. Additionally, we would no longer be required to distribute our income and gains. Distributions, including distributions of net long-term capital gain, would generally be taxable to our unitholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate unitholders would be eligible to claim a dividends received deduction with respect to such distributions and non-corporate unitholders would generally be able to treat such distributions as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the unitholder’s tax basis, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC, we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.

The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Taxation of U.S. Unitholders

Distributions by us generally are taxable to U.S. unitholders as ordinary income or capital gains.

Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. unitholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional Units. To the extent such distributions paid by us to non-corporate unitholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20%, depending on whether the individual unitholder’s income exceeds certain threshold amounts, and if other applicable requirements are met, such distributions generally will be eligible for the corporate dividends received deduction to the extent such dividends have been paid by a U.S. corporation. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum U.S. federal tax rate applicable to non-corporate unitholders as well as will not be eligible for the corporate dividends received deduction.

Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. unitholder as long-term capital gains (currently generally at a maximum rate of either 15% or 20%, depending on whether the individual unitholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. unitholder’s holding period for his, her or its Units and regardless of whether paid in cash or reinvested in additional Units. Distributions in excess of our earnings and profits first will reduce a U.S. unitholder’s adjusted tax basis in such unitholder’s Units and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. unitholder. Unitholders receiving dividends or distributions in the form of additional Units purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the unitholders receiving cash dividends or distributions will receive and should have a cost basis in the units received equal to such amount. Unitholders receiving distributions in newly issued Units will be treated as receiving a distribution equal to the value of the Units received and should have a cost basis of such amount.

Although we currently intend to distribute any net capital gains at least annually, we may in the future decide to retain some or all of our net capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount each U.S. unitholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. unitholder, and the U.S. unitholder will be entitled to claim a credit equal to their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. unitholder’s tax basis for their Units. Since we expect to pay tax on any retained net capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual unitholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. unitholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a unitholder’s liability for U.S. federal income tax. A unitholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our unitholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any tax year and (2) the amount of capital gain dividends paid for that tax year, we may, under certain circumstances, elect to treat a distribution that is paid during the following tax year as if it had been paid during the tax year in question. If we make such an election, the U.S. unitholder will still be treated as receiving the distribution in the tax year in which the distribution is made. However, any distribution declared by us in October, November or December of any calendar year, payable to unitholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. unitholders on December 31 of the calendar year in which the distribution was declared.

If an investor purchases Units shortly before the record date of a distribution, the price of such Units will include the value of the distribution, and the investor will be subject to tax on the distribution even though it represents a return of their investment.

A unitholder generally will recognize taxable gain or loss if the unitholder sells or otherwise disposes of their Units. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the unitholder has held their Units for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of Units held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such Units. In addition, all or a portion of any loss recognized upon a disposition of Units may be disallowed if other Units are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of Units acquired will be increased to reflect the disallowed loss.

In general, individual U.S. unitholders are subject to a maximum U.S. federal income tax rate of either 15% or 20% (depending on whether the individual U.S. unitholder’s income exceeds certain threshold amounts) on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in our Units. Such rate is lower than the maximum federal income tax rate on ordinary taxable income currently payable by individuals. Corporate U.S. unitholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate unitholders incurring net capital losses for a tax year (i.e., net capital losses in excess of net capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each tax year; any net capital losses of a non-corporate unitholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate unitholders generally may not deduct any net capital losses for a tax year, but may carry back such losses for three tax years or carry forward such losses for five tax years.

The Code and the related U.S. Treasury Regulations require us (or the applicable intermediary) to annually report the adjusted cost basis information of covered securities, which generally include shares of a RIC, to the IRS and to taxpayers. Unitholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

We will send to each of our U.S. unitholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per Unit and per distribution basis, the amounts includible in such U.S. unitholder’s taxable income for such year as ordinary income and as long-term capital gain.

In addition, the U.S. federal tax status of each calendar year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. unitholder’s particular situation. Dividends distributed by us generally will not be eligible for the dividends-received deduction or the lower tax rates applicable to certain qualified dividends.

With respect to any taxable year in which we are not treated as a publicly offered regulated investment company (within the meaning of Section 67 of the Code), for purposes of computing the taxable income of U.S. unitholders that are individuals, trusts or estates, (1) our earnings will be computed without taking into account such U.S. unitholders’ allocable shares of the management fee paid to our Adviser and certain of our other expenses, (2) each such U.S. unitholder will be treated as having received or accrued a distribution from us in the amount of such U.S. unitholder’s allocable share of these fees and expenses for such taxable year, (3) each such U.S. unitholder will be treated as having paid or incurred such U.S. unitholder’s allocable share of these fees and expenses for the calendar year and (4) each such U.S. unitholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. unitholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. unitholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. unitholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. unitholder’s miscellaneous itemized deductions exceeds 2% of such U.S. unitholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the AMT and are subject to the overall limitation on itemized deductions under Section 68 of the Code.

Backup withholding, currently at a rate of 24%, may be applicable to all taxable distributions to any non-corporate U.S. unitholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such unitholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. unitholder’s U.S. federal income tax liability and may entitle such unitholder to a refund, provided that proper information is timely provided to the IRS.

If a U.S. unitholder recognizes a loss with respect to Units of $2 million or more for an individual unitholder or $10 million or more for a corporate unitholder, the unitholder must file with the IRS a disclosure statement on Form 8886. Direct unitholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, unitholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. unitholders should consult their tax advisors to determine the applicability of these regulations in light of their specific circumstances.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our Units) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

U.S. Taxation of Tax-Exempt U.S. Unitholders

A U.S. unitholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. unitholder of the activities that we propose to conduct could give rise to UBTI. However, a RIC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its shareholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. unitholder should not be subject to U.S. federal income taxation solely as a result of such unitholder’s direct or indirect ownership of our equity and receipt of distributions with respect to such equity (regardless of whether we incur indebtedness). Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. unitholder. Therefore, a tax-exempt U.S. unitholder should not be treated as earning income from “debt-financed property” and distributions we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that it incurs. Certain tax-exempt private universities are subject to an additional 1.4% excise tax on their “net investment income,” including income from interest, dividends, and capital gains. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to RICs, the treatment of dividends payable to tax-exempt investors could be adversely affected. In addition, special rules would apply if we were to invest in certain real estate mortgage investment conduits or taxable mortgage pools, which we do not currently plan to do, that could result in a tax-exempt U.S. unitholder recognizing income that would be treated as UBTI.

Taxation of Non-U.S. Unitholders

Whether an investment in our Units is appropriate for a non-U.S. unitholder will depend upon that person’s particular circumstances. An investment in our Units by a non-U.S. unitholder may have adverse tax consequences. Non-U.S. unitholders should consult their tax advisors before investing in our Units.

Subject to the discussion below, distributions of our “investment company taxable income” to non-U.S. unitholders (including interest income, net short-term capital gain or foreign-source dividend and interest income, which generally would be free of withholding if paid to non-U.S. unitholders directly) will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty, assuming the non-U.S. unitholder provides the required documentation evidencing its eligibility for such lower rate) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. unitholder, in which case the distributions will generally be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal tax if the non-U.S. unitholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. unitholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.

Certain properly designated dividends received by a non-U.S. unitholder generally are exempt from U.S. federal withholding tax when they (1) are paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% unitholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for a tax year) as well as if certain other requirements are satisfied. Nevertheless, it should be noted that in the case of our Units held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we designated the payment as an interest-related dividend or short-term capital gain dividend. Moreover, depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as derived from such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding.

Actual or deemed distributions of our net capital gains to a non-U.S. unitholder, and gains realized by a non-U.S. unitholder upon the sale of our Units, will not be subject to federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. unitholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. unitholder in the United States or, in the case of an individual non-U.S. unitholder, the unitholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.

If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. unitholder will be entitled to a U.S. federal income tax credit or tax refund equal to the unitholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. unitholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. unitholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate non-U.S. unitholder, distributions (both actual and deemed), and gains realized upon the sale of our Units that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).

A non-U.S. unitholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the non-U.S. unitholder provides us or the dividend paying agent with a U.S. nonresident withholding tax certification (e.g., an IRS Form W-8BEN, IRS Form W-8BEN-E, or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. unitholder or otherwise establishes an exemption from backup withholding.

Withholding of U.S. tax (at a 30% rate) is required by the Foreign Account Tax Compliance Act, provisions of the Code with respect to payments of dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive new reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Unitholders may be requested to provide additional information to enable the applicable withholding agent to determine whether withholding is required.

An investment in our Units by a non-U.S. person may also be subject to U.S. federal estate tax. Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax,

U.S. federal estate tax, withholding tax, and state, local and foreign tax consequences of acquiring, owning or disposing of our Units.

We generally intend to provide our unitholders with certain annual financial information regarding our operations. The information provided by us to a unitholder may not be timely. Each unitholder will be responsible for the preparation and filing of such unitholder’s own income tax returns, and each unitholder should be prepared to obtain any available extensions of the filing date for its income tax returns.

Other Taxes

Unitholders may be subject to state, local and non-U.S. taxes applicable to their investment in our Units. Unitholders are advised to consult their tax advisors with respect to the particular tax consequences to them of an investment in our Units.

Change in Tax Laws

Each prospective investor should be aware that tax laws and regulations are changing on an ongoing basis, and such laws and/or regulations may be changed with retroactive effect. Moreover, the interpretation and/or application of tax laws and regulations by certain tax authorities may not be clear, consistent or transparent. Uncertainty in the tax law may require us to accrue potential tax liabilities even in situations in which we and/or our unitholders do not expect to be ultimately subject to such tax liabilities. In that regard, accounting standards and/or related tax reporting obligations may change, giving rise to additional accrual and/or other obligations.

Developments in the tax laws of the United States or other jurisdictions could have a material effect on the tax consequences to our unitholders, to us, and/or our direct and indirect subsidiaries, and unitholders may be required to provide certain additional information to us (which may be provided to the IRS or other taxing authorities) and may be subject to other adverse consequences as a result of such change in tax laws. In the event of any such change in tax law, each unitholder is urged to consult its own advisors.

ITEM 1A. RISK FACTORS

Investing in our Units involves a number of significant risks. Before you invest in our Units, you should be aware of various risks, including those described below. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value could decline, and you may lose all or part of your investment. The risk factors described below are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

Risks Relating to Our Business and Structure

We are a new company with no operating history.

We were formed on March 12, 2024, and expect to commence operations in the first calendar quarter of 2025. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives, that we will not qualify or maintain our qualification to be treated as a RIC, and that the value of your investment could decline substantially. In order to comply with the RIC diversification requirements during the startup period, we may invest proceeds in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which we expect will earn yields substantially lower than the interest, distribution or other income that we seek to receive in respect of suitable portfolio investments. We may not be able to pay any significant distributions during this period, and any such distributions may be substantially lower than the distributions we expect to pay when our portfolio is fully invested.

Our Board may change our investment objectives, operating policies and strategies without prior notice or stockholder approval.

Our Board has the authority, except as otherwise provided in the 1940 Act or state law, as described below, to modify or waive certain of our investment objectives, operating policies and strategies without prior notice and without stockholder approval. Additionally, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. Under Maryland law, we also cannot be dissolved without prior stockholder approval. We cannot predict the effect any changes to our operating policies and strategies would have on our business, operating results and the market price of our Common Units. Nevertheless, any such changes could adversely affect our business and impair our ability to make distributions to our common unitholders.

We and the Adviser are subject to regulations and SEC oversight. If we or the Adviser fail to comply with applicable requirements, it may adversely impact our results relative to companies that are not subject to such regulations.

As a BDC, we are subject to a portion of the 1940 Act. In addition, we intend to elect to be treated, and to operate in a manner so as to continuously qualify, as a RIC in accordance with the requirements of Subchapter M of the Code. The 1940 Act and the Code impose various restrictions on the management of a BDC, including related to portfolio construction, asset selection, and tax. These restrictions may reduce the chances that we will achieve the same results as other vehicles managed by Crescent and/or the Adviser.

However, if we do not maintain our status as a BDC, we would be subject to regulation as a registered closed-end investment company under the 1940 Act. As a registered closed-end investment company, we would be subject to substantially more regulatory restrictions under the 1940 Act which would significantly decrease our operating flexibility. In addition to these and other requirements applicable to us, our investment adviser is subject to regulatory oversight by the SEC. To the extent the SEC raises concerns or has negative findings concerning the manner in which we or our investment adviser operates, it could adversely affect our business.

Changes in interest rates may adversely affect the value of our portfolio investments which could have an adverse effect on our business, financial condition and results of operations.

We currently expect our debt investments to be generally based on floating rates, such as Secured Overnight Financing Rate (“SOFR”), EURIBOR, the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our investments, the value of our Common Units and our rate of return on invested capital. In December 2023, the Federal Reserve voted to pause interest rate hikes. The Federal Reserve has made recent cuts to benchmark interest rates, and it is currently anticipated that it will make additional cuts, though there is no guarantee that the Federal Reserve will reduce rates in 2025, especially if inflation increases again.

If the Federal Reserve increases interest rates, the cost of borrowing for the companies in which we invest will increase and may make them less profitable, which generally would decrease the value of our investments in them. In addition, although we generally expect to invest a limited percentage of our assets in instruments with a fixed interest rate, including subordinated loans, senior and junior secured and unsecured debt securities and loans in high yield bonds, an increase in interest rates could decrease the value of those fixed rate investments. Rising interest rates may also increase the cost of debt for our underlying portfolio companies, which could adversely impact their financial performance and ability to meet ongoing obligations to the Company. Also, an increase in interest rates available to investors could make investment in our Common Units less attractive if we are not able to increase our dividend rate, which could reduce the value of our Common Units.

Because we may borrow money, and may issue Preferred Units to finance investments, our net investment income may depend, in part, upon the difference between the rate at which we borrow funds or pay dividends on preferred stock and the rate that our investments yield. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. In this period of high interest rates, our cost of funds may increase except to the extent we have issued fixed rate debt or Preferred Units, which could reduce our net investment income.

We are dependent upon key personnel of Crescent.

We do not have any internal management capacity or employees. Our ability to achieve our investment objectives will depend on our ability to manage our business and to grow our investments and earnings. This will depend, in turn, on the diligence, skill and network of business contacts of Crescent’s senior professionals. We expect that these senior professionals will evaluate, negotiate, structure, close and monitor our investments in accordance with the terms of our Investment Advisory Agreement. We can offer no assurance, however, that

Crescent’s senior professionals will continue to provide investment advice to us. If these individuals do not maintain their employment or other relationships with Crescent and do not develop new relationships with other sources of investment opportunities available to us, we may not be able to grow our investment portfolio. In addition, individuals with whom Crescent’s investment professionals have relationships are not obligated to provide us with investment opportunities. Therefore, we can offer no assurance that such relationships will generate investment opportunities for us. The departure or misconduct of any of these individuals, or of a significant number of the investment professionals of Crescent, could have a material adverse effect on our business, financial condition or results of operations.

Crescent’s investment professionals have substantial responsibilities in connection with the management of other Crescent clients. Crescent’s personnel may be called upon to provide managerial assistance to our portfolio companies. These demands on their time, which may increase as the number of investments grow, may distract them or slow our rate of investment.

Crescent’s investment committee, which provides oversight over our investment activities, is provided to us by our investment adviser under the Investment Advisory Agreement. The loss of any member of Crescent’s investment committee or of Crescent’s other senior professionals would limit our ability to achieve our investment objectives and operate as we anticipate. This could have a material adverse effect on our financial condition, results of operations and cash flows.

We will not provide key person life insurance for any of our key personnel. Further, we depend upon Crescent to maintain its relationships with private equity sponsors, placement agents, investment banks, management groups and other financial institutions, and we expect to rely to a significant extent upon these relationships to provide us with potential investment opportunities. If Crescent fails to maintain such relationships, or to develop new relationships with other sources of investment opportunities, we will not be able to grow our investment portfolio. In addition, individuals with whom Crescent’s senior professionals have relationships are not obligated to provide us with investment opportunities, and we can offer no assurance that these relationships will generate investment opportunities in the future.

We may not replicate the historical performance achieved by Crescent.

Our primary focus in making investments may differ from those of existing investment funds, accounts or other investment vehicles that are or have been managed by Crescent or members of its investment committee. Past performance should not be relied upon as an indication of future results. There can be no guarantee that we will replicate the historical performance of Crescent or the historical performance of investment funds, accounts or other investment vehicles that are or have been managed by Crescent or members of its investment committee or its employees, and we caution investors that our investment returns could be substantially lower than the returns achieved by them in prior periods. We cannot assure you that we will be profitable in the future or that the Adviser will be able to continue to implement our investment objectives with the same degree of success that it has had in the past. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may never be repeated. Moreover, current or future market volatility and regulatory uncertainty may have an adverse impact on our future performance.

We depend on Crescent to manage our business effectively.

Our ability to achieve our investment objectives will depend on our ability to manage our business and to grow our investments and earnings. This will depend, in turn, on Crescent’s ability to identify, invest in and monitor portfolio companies that meet our investment criteria. The achievement of our investment objectives on a cost-effective basis will depend upon Crescent’s execution of our investment process, its ability to provide competent, attentive and efficient services to us and, to a lesser extent, our access to financing on acceptable terms. Crescent’s investment professionals will have substantial responsibilities in connection with the management of other investment funds, accounts and investment vehicles. Crescent’s personnel may be called upon to provide managerial assistance to our portfolio companies. These activities may distract them from servicing new investment opportunities for us or slow our rate of investment. Any failure to manage our business and our future growth effectively could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Adviser, the investment committee of the Adviser, and the Adviser’s affiliates, officers, directors and employees may face certain conflicts of interest.

As a result of our arrangements with the Adviser and the Adviser’s investment committee, there may be times when the Adviser or such persons have interests that differ from those of our unitholders, giving rise to a conflict of interest.

The members of the Adviser’s investment committee serve, or may serve, as officers, directors, members, or principals of entities that operate in the same or a related line of business as we do, or of investment funds, accounts, or investment vehicles managed by Crescent and/or its affiliates. Similarly, Crescent and its affiliates may have other clients with similar, different or competing investment objectives.

In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of, or which may be adverse to the interests of, us or our unitholders. For example, Crescent has, and will continue to have management responsibilities for other investment funds, accounts and investment vehicles. There is a potential that we will compete with these funds, and other entities managed by Crescent and its affiliates, for capital and investment opportunities. As a result, members of Crescent’s investment committee will face conflicts in the allocation of investment opportunities among us, and other investment funds, accounts and investment vehicles managed by Crescent and its affiliates and may make certain investments that are appropriate for us but for which we receive a relatively small allocation or no allocation at all. Crescent intends to allocate investment opportunities among eligible investment funds, accounts and investment vehicles in a manner that is fair and equitable over time and consistent with its allocation policy. However, we can offer no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time and we may not be given the opportunity to participate in investments made by investment funds managed by Crescent or its affiliates and there can be no assurance that we will be able to participate in all investment opportunities that are suitable to us.

Further, to the extent permitted by applicable law, we and our affiliates may own investments at different levels of a portfolio company’s capital structure or otherwise own different classes of a portfolio company’s securities, which may give rise to conflicts of interest or perceived conflicts of interest. Conflicts may also arise because decisions regarding our portfolio may benefit our affiliates. Our affiliates may pursue or enforce rights with respect to one of its portfolio companies, and those activities may have an adverse effect on us.

We intend to enter into a license agreement with the Adviser under which the Adviser will agree to grant us a non-exclusive, royalty-free license to use the name “Crescent.” See “Item 7. Certain Relationships and Related Transactions, and Director Independence—Certain Related Transactions—License Agreement.” This arrangement creates potential conflicts of interest, including in the enforcement of the agreement, that our board of directors must monitor.

Crescent’s principals and employees, or its affiliates may, from time to time, possess material non-public information, limiting our investment discretion.

Crescent’s executive officers and directors, principals and other employees, including members of Crescent’s investment committee, may serve as directors of, or in a similar capacity with, portfolio companies in which we invest, the securities of which are purchased or sold on our behalf and may come into possession of material non-public information with respect to issuers in which we may be considering making an investment. In the event that material non-public information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies, Crescent’s policies or as a result of applicable law or regulations, we could be prohibited for a period of time or indefinitely from purchasing or selling the securities of such companies, or we may be precluded from providing such information or other ideas to other funds affiliated with Crescent that might benefit from such information, and this prohibition may have an adverse effect on us.

The Adviser has limited liability and is entitled to indemnification under the Investment Advisory Agreement.

Under the Investment Advisory Agreement, the Adviser has not assumed any responsibility to us other than to render the services called for under that agreement. The Adviser will not be responsible for any action of our Board in following or declining to follow the Adviser’s advice or recommendations. Under the Investment Advisory Agreement, the Adviser, its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including, without limitation, its general partner and the Administrator, and any person controlling or controlled by the Adviser will not be liable to us, any of our subsidiaries, our directors, our unitholders or any subsidiary’s unitholders or partners for acts or omissions performed in accordance with and pursuant to the Investment Advisory Agreement, except those resulting from acts constituting gross negligence, willful misfeasance, bad faith or reckless disregard of the duties that the Adviser owes to us under the Investment Advisory Agreement. In addition, as part of the Investment Advisory Agreement, we have agreed to indemnify the Adviser and each of its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including, without limitation, its general partner and the Administrator, and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by such party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of us or our security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under the Investment Advisory Agreement or otherwise as an investment adviser of us, except in respect of any liability to us or our security holders to which such party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under the Investment Advisory Agreement. These protections may lead the Adviser to act in a riskier manner when acting on our behalf than the Adviser would when acting for its own account.

Our ability to enter into transactions with our affiliates is restricted.

We are prohibited under the 1940 Act from participating in certain transactions with our affiliates without the prior approval of our independent directors and, in some cases, the SEC. In addition, any person that is an affiliate of ours for purposes of the 1940 Act generally is prohibited from participating in certain transactions such as co-investing with, or buying or selling any security from or to us, absent the prior approval of our independent directors and, in some cases, of the SEC. We consider Crescent and its affiliates to be our affiliates for such purposes. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include investments in the same portfolio company, without prior approval of our independent directors and, in some cases, of the SEC. We are prohibited from buying or selling any security from or to any person who owns more than 25% of our voting securities or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. If we are prohibited by applicable law from investing alongside Crescent’s investment funds, accounts and investment vehicles with respect to an investment opportunity, we may not be able to participate in such investment opportunity.

We may, however, invest alongside Crescent’s investment funds, accounts and investment vehicles in certain circumstances where doing so is consistent with our investment strategy as well as applicable law and SEC staff interpretations or exemptive orders. For example, we may invest alongside such investment funds, accounts and investment vehicles consistent with guidance promulgated by the SEC staff to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that Crescent, acting on our behalf and on behalf of such investment funds, accounts and investment vehicles, negotiates no term other than price.

In situations where co-investment with investment funds, accounts and investment vehicles managed by Crescent is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between our interests and those of Crescent’s clients, subject to the limitations described in the preceding paragraph, Crescent will need to decide which client will proceed with the investment. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates. These restrictions will limit the scope of investment opportunities that would otherwise be available to us.

Crescent has been granted exemptive relief from the SEC, upon which we may rely, which permits greater flexibility to negotiate the terms of co-investments if our Board determines that it would be advantageous for us to co-invest with investment funds, accounts and investment vehicles managed by Crescent in a manner consistent with our investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. We believe that co-investment by us and investment funds, accounts and investment vehicles managed by Crescent may afford us additional investment opportunities and an ability to achieve a more varied portfolio. Accordingly, our exemptive order permits us to invest with investment funds, accounts and investment vehicles managed by Crescent in the same portfolio companies under circumstances in which such investments would otherwise not be permitted by the 1940 Act. The exemptive relief permitting co-investment transactions generally applies only if our independent directors and directors who have no financial interest in such transaction review and approve in advance each co-investment transaction. The exemptive relief provides that, if the size of a co-investment opportunity is insufficient to meet our and the other Crescent funds’ desired level of participation in full, allocations will generally be made pro rata based on capital available for investment, as determined, in our case, by our Board as well as the terms of our governing documents and those of such investment funds, accounts and investment vehicles. It is our policy to base our determinations on such factors as: the amount of cash on-hand, existing commitments and reserves, if any, our targeted leverage level, our targeted asset mix and diversification requirements and other investment policies and restrictions set by our Board or imposed by applicable laws, rules, regulations or interpretations. We expect that these determinations will be made similarly for investment funds, accounts and investment vehicles managed by Crescent. However, we can offer no assurance that investment opportunities will be allocated to us fairly or equitably in the short-term or over time.

Conflicts of interest may be created by the valuation process for certain portfolio holdings.

We make many of our portfolio investments in the form of loans and securities that are not publicly traded and for which no market-based price quotation is available. As a result, our investment adviser, as the Board’s valuation designee, will determine the fair value of these loans and securities as described elsewhere herein. Each of the interested members of our Board has an indirect pecuniary interest in our investment adviser. The participation of our investment adviser’s investment professionals in our valuation process, and the pecuniary interest in our investment adviser by certain members of our Board, could result in a conflict of interest as our investment adviser’s management fee is based on the value of our net assets.

Our Common Units are illiquid investments for which there is not a secondary market.

We do not know at this time what circumstances will exist in the future, and therefore we do not know what factors our Board will consider in contemplating a liquidity event in the future. We currently do not expect to complete a liquidity event within any specific time period, if at all, and we do not intend to undertake an Exchange Listing. If we choose to pursue some form of liquidity event, such event will be undertaken at the approval of our unitholders. Furthermore, even if we were to complete an initial public offering or listing on a national securities exchange to establish a secondary market for our Common Units or otherwise complete a liquidity event, investors may not receive a return of all of their invested capital as shares of closed-end investment companies and BDCs frequently trade at a discount from their net asset value. This characteristic of closed-end investment companies and BDCs is separate and distinct from the risk that our net asset value per Common Unit may decline. We cannot predict whether our Common Units, if listed on a national securities exchange, would trade at, above or below net asset value.

We operate in an increasingly competitive market for investment opportunities, which could make it difficult for us to identify and make investments that are consistent with our investment objectives.

A number of entities compete with us to make the types of investments that we make and plan to make. We compete with other BDCs, public and private funds, commercial and investment banks, commercial financing companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, we believe some of our competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or the source-of-income, asset diversification and distribution requirements we must satisfy to maintain our RIC qualification. The competitive pressures we face may have a material adverse effect on our business, financial condition, results of operations and cash flows. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we may not be able to identify and make investments that are consistent with our investment objectives.

With respect to the investments we make, we will not seek to compete based primarily on the interest rates we will offer, and we believe that some of our competitors may make loans with interest rates that will be lower than the rates we offer. In the secondary market for acquiring existing loans, we expect to compete generally on the basis of pricing terms. With respect to all investments, we may lose some investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income, lower yields and increased risk of credit loss. We may also compete for investment opportunities with investment funds, accounts and investment vehicles managed by Crescent. Although Crescent will allocate opportunities in accordance with its policies and procedures, allocations to such investment funds, accounts and investment vehicles will reduce the amount and frequency of opportunities available to us and may not be in the best interests of us and our unitholders. Moreover, the performance of investments will not be known at the time of allocation.

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in seeking to:

•	increase or maintain in whole or in part our position as a creditor or equity ownership percentage in a portfolio company;

•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

•	preserve or enhance the value of our investment.

We have discretion to make follow-on investments, subject to the availability of capital resources. Failure on our part to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation.

Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase its level of risk, because we prefer other opportunities or because we are inhibited by compliance with BDC requirements of the 1940 Act or the desire to maintain our qualification as a RIC.

Additionally, certain loans that we may make to portfolio companies may be secured on a second priority basis by the same collateral securing senior secured debt of such companies. The first priority liens on the collateral will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by first priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.

We may also make unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on such portfolio companies’ collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all secured loan obligations. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any. Additionally, we invest in unitranche loans (loans that combine both senior and subordinated debt, generally in a first lien position), which may provide for a waterfall of cash flow priority between different lenders in the unitranche loan. In certain instances, we may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case the “first out” portion of the loan would generally receive priority with respect to repayment of principal, interest and any other amounts due thereunder over the “last out” portion of the loan that we would continue to hold.

The rights we may have with respect to the collateral securing the loans we make to our portfolio companies with senior debt outstanding may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of such senior debt. Under a typical intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens:

•	the ability to cause the commencement of enforcement proceedings against the collateral;

•	the ability to control the conduct of such proceedings;

•	the approval of amendments to collateral documents;

•	releases of liens on the collateral; and

•	waivers of past defaults under collateral documents.

We may not have the ability to control or direct such actions, even if its rights are adversely affected.

Regulations governing our operation as a BDC affect our ability to, and the way in which we may, raise additional capital.

We may issue debt securities or preferred stock and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act, we will be permitted as a BDC to issue senior securities in amounts such that our asset coverage ratio, as defined in the 1940 Act, as amended, equals at least 150% of our gross assets less all liabilities and indebtedness not represented by senior securities, after each issuance of senior securities. If we issue senior securities, we will be exposed to typical risks associated with leverage, including an increased risk of loss.

We will be subject to corporate level income tax if we are unable to qualify as a RIC.

We intend to elect to be treated as a RIC under the Code and to operate in a manner so as to qualify for the U.S. federal income tax treatment applicable to RICs. As a RIC, we generally will not pay U.S. federal corporate-level income taxes on our income and net capital gains that we distribute (or are deemed to distribute) to our common unitholders as dividends on a timely basis. We will be subject to U.S. federal corporate-level income tax on any undistributed income and/or gains. To maintain our status as a RIC, we must meet certain source of income, asset diversification and annual distribution requirements. We may also be subject to certain U.S. federal excise taxes, as well as state, local and foreign taxes.

To qualify as a RIC under the Code, we must meet certain source-of-income, asset diversification and distribution requirements. The distribution requirement for a RIC is satisfied if we timely distribute an amount equal to at least 90% of our investment company taxable income (as defined by the Code, which generally includes net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any) to our common unitholders on an annual basis (the “Annual Distribution Requirement”). We will be subject, to the extent we use debt financing, to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to qualify as a RIC. If we are unable to obtain cash from other sources, we may fail to qualify as a RIC and, thus, may be subject to corporate-level income tax.

The Annual Distribution Requirement will be satisfied if we distribute dividends to our common unitholders in respect of each taxable year of an amount generally at least equal to 90% of its investment company taxable income, determined without regard to any deduction for distributions paid. In this regard, a RIC may, in certain cases, satisfy the Annual Distribution Requirement by distributing dividends relating to a taxable year after the close of such taxable year under the “spillback dividend” provisions of Subchapter M of the Code. We will be subject to tax, at regular corporate rates, on any retained income and/or gains, including any short-term capital gains or long-term capital gains. We will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for each calendar year, (2) 98.2% of our capital gain net income for each calendar year and (3) any income realized, but not distributed, in preceding years (to the extent that U.S. federal income tax was not imposed on such amounts) less certain over-distributions in the prior year (collectively, the “Excise Tax”). Because we use debt financing, we are subject to (i) an asset coverage ratio requirement under the 1940 Act and are subject to (ii) certain financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirements. If we are unable to obtain cash from other sources, or choose or are required to retain a portion of our taxable income or gains, we could (i) be required to pay the Excise Tax and (ii) fail to qualify for RIC tax treatment, and thus become subject to corporate-level income tax on our taxable income (including gains).

To qualify as a RIC, in addition to the Annual Distribution Requirement, we must also meet certain annual source of income requirements at the end of each taxable year (the “90% Income Test”) and asset diversification requirements at the end of each calendar quarter (the “Diversification Tests”). Failure to meet these tests may result in our having to (a) dispose of certain investments quickly or (b) raise additional capital in order to prevent the loss of our qualifications as a RIC. Because most of our investments will be in private or thinly traded public companies and are generally illiquid, any such dispositions could be made at disadvantageous prices and may result in substantial losses. If we fail to qualify as a RIC for any reason and become subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distributions to our common unitholders and the amount of funds available for new investments. Such a failure would have a material adverse effect on us and our common unitholders.

The 90% Income Test will be satisfied if we earn at least 90% of our gross income each taxable year from distributions, interest, gains from the sale of stock or securities, or other income derived from the business of investing in stock or securities. The Diversification Tests will be satisfied if we meet certain asset diversification requirements at the end of each quarter of our taxable year. To satisfy the Diversification Tests, at least 50% of the value of our assets at the close of each quarter of each taxable year must consist of cash, cash equivalents (including receivables), U.S. government securities, securities of other RICs, and other acceptable securities, and no more than 25% of the value of our assets can be invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in us having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

We may invest in certain debt and equity investments through taxable subsidiaries and the net taxable income of these taxable subsidiaries will be subject to federal and state corporate income taxes. We also may invest in certain foreign debt and equity investments that could be subject to foreign taxes (such as income tax, withholding, and value added taxes). If we fail to maintain RIC tax treatment for any reason and are subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution, and the amount of our distributions.

We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income.

For U.S. federal income tax purposes, we generally are required to include in income certain amounts that we have not yet received in cash, such as the accretion of OID. This may arise if we receive warrants in connection with the making of a loan and in other circumstances, or through contracted PIK interest, which represents contractual interest added to the loan principal balance and due at the end of the loan term. Such OID, which could be significant relative to our overall investment activities, or increases in loan balances as a result of contracted PIK arrangements, will be included in income before we receive any corresponding cash payments. We also may be required to include in income certain other amounts that we will not receive in cash, including, for example, amounts attributable to hedging and foreign currency transactions.

Since in certain cases we may recognize income before or without receiving cash in respect of such income, we may have difficulty meeting the requirement to distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to maintain our qualification as a RIC. In such a case, we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain such cash from other sources, we may fail to qualify as a RIC and thus be subject to corporate-level income tax. Such a failure could have a material adverse effect on us and on any investment in us.

Our investments in OID and PIK interest income may expose us to risks associated with such income being required to be included in accounting income and taxable income prior to receipt of cash.

Our investments may include OID and PIK instruments. To the extent OID and PIK interest income constitute a portion of our income, we will be exposed to risks associated with such income being required to be included in an accounting income and taxable income prior to receipt of cash, including the following:

•

OID instruments and PIK securities may have unreliable valuations because the accretion of OID as interest income and the continuing accruals of PIK securities require judgments about their collectability and the collectability of deferred payments and the value of any associated collateral;

•	OID income may also create uncertainty about the source of our cash dividends;

•

OID instruments may create heightened credit risks because the inducement to the borrower to accept higher interest rates in exchange for the deferral of cash payments typically represents, to some extent, speculation on the part of the borrower;

•

for accounting purposes, cash distributions to unitholders that include a component of accreted OID income do not come from paid-in capital, although they may be paid from the offering proceeds. Thus, although a distribution of accreted OID income may come from the cash invested by the unitholders, the 1940 Act does not require that unitholders be given notice of this fact;

•

generally, we must recognize income for income tax purposes no later than when it recognizes such income for accounting purposes; •the higher interest rates on PIK securities reflects the payment deferral and increased credit risk associated with such instruments and PIK securities generally represent a significantly higher credit risk than coupon loans;

•

the presence of accreted OID income and PIK interest income create the risk of non-refundable cash payments to the Adviser in the form of incentive fees on income based on non-cash accreted OID income and PIK interest income accruals that may never be realized;

•	even if accounting conditions are met, borrowers on such securities could still default when our actual collection is expected to occur at the maturity of the obligation;

•

OID and PIK create the risk that incentive fees will be paid to the Adviser based on non-cash accruals that ultimately may not be realized, which the Adviser will be under no obligation to reimburse us or these fees; and

•	PIK interest has the effect of generating investment income and increasing the incentive fees payable at a compounding rate.

In addition, the deferral of PIK interest also reduces the loan-to-value ratio at a compounding rate.

Our business could be adversely affected in the event we default under any future credit or other borrowing facility.

We may in the future enter into one or more credit facilities. The closing of any additional credit facility is contingent on a number of conditions including, without limitation, the negotiation and execution of definitive documents relating to such credit facility. If we obtain any additional credit facilities, we intend to use borrowings under such credit facilities to make additional investments and for other general corporate purposes. However, there can be no assurance that we will be able to close such additional credit facilities or obtain other financing.

In the event we default under any future credit or other borrowing facility, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at what may be disadvantageous prices to us in order to meet our outstanding payment obligations and/or support working capital requirements under the relevant credit facility or such future borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under any future borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, ability to pay dividends, financial condition, results of operations and cash flows. If we were unable to obtain a waiver of a default from the lenders or holders of that indebtedness, as applicable, those lenders or holders could accelerate repayment under that indebtedness, which might result in cross-acceleration of other indebtedness. An acceleration could have a material adverse impact on our business, financial condition and results of operations.

In addition, following any such default, the agent for the lenders under the relevant credit facility or such future credit or other borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Lastly, as a result of any such default, we may be unable to obtain additional leverage, which could, in turn, affect our return on capital.

We may be subject to restrictions under any future credit or other borrowing facility that could adversely impact our business.

Any future credit or other borrowing facility into which we enter may be backed by all or a portion of our loans and securities on which the lenders may have a security interest. We expect that any future security interests we grant will be set forth in a pledge and security agreement and evidenced by the filing of financing statements by the agent for the lenders, and we expect that the custodian for our securities serving as collateral for such loan would include in the custodian’s electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. We would also be subject to customary events of default. If we were to default under the terms of any future credit or other borrowing facility, the agent for the applicable lenders would be able to assume control of the timing of disposition of the assets pledged under the facility, which could include any or all of our assets securing such debt. Such remedial action would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the security interests as well as negative covenants under any future credit or other borrowing facility may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. In addition, if our borrowing base under any future credit or other borrowing facility were to decrease, we would be required to secure additional assets in an amount equal to any borrowing base deficiency. In the event that all of our assets are secured at the time of such a borrowing base deficiency, we could be required to repay advances under the relevant credit facility or any other borrowing facility or make deposits to a collection account, either of which could have a material adverse impact on our ability to fund future investments and to pay dividends.

In addition, under any future credit or other borrowing facility, we may be limited as to how borrowed funds may be used, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage which may affect the amount of funding that may be obtained.

There may also be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs, a violation of which could limit further advances and, in some cases, result in an event of default. An event of default under any future credit or other borrowing facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our revenues and, by delaying any cash payment allowed to us under the relevant credit facility or any other borrowing facility until the lenders have been paid in full, reduce our liquidity and cash flow and impair our ability to grow our business and maintain our qualification as a RIC.

There is a risk that investors in our common units may not receive dividends or that our dividends may not grow over time.

We intend to make distributions on a quarterly basis to our unitholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

In addition, due to the asset coverage test applicable to us as a BDC, we may be limited in our ability to make distributions. Any future credit or other borrowing facilities into which we enter may also limit our ability to declare dividends if we default under certain provisions. Further, if we invest a greater amount of assets in equity securities that do not pay current dividends, it could reduce the amount available for distribution.

Our distributions to unitholders may be funded from expense reimbursements that are subject to repayment pursuant to our Expense Support and Conditional Reimbursement Agreement.

Substantial portions of our distributions may be funded through the reimbursement of certain expenses by our Adviser. Any such distributions funded through expense reimbursements will not be based on our investment performance, and can only be sustained if we achieve positive investment performance in future periods and/or our Adviser continue to make such reimbursements. Our future repayments of amounts reimbursed by our Adviser will reduce the distributions that stockholders would otherwise receive in the future. The initial advancement of expenses or waiver of fees by our Adviser and its affiliates pursuant to the Expense Support and Conditional Reimbursement Agreement may prevent or reduce a decline in NAV in the short term, and our reimbursement of these amounts may reduce NAV in the future. Further, there can be no assurance that we will achieve the performance necessary to be able to pay distributions at a specific rate or at all. Our Adviser has no obligation to waive advisory fees or otherwise reimburse expenses in future periods.

The majority of our portfolio investments will be recorded at fair value as determined in good faith by Adviser as Valuation Designee with approval from our Board and, as a result, there may be uncertainty as to the value of our portfolio investments.

Many of our portfolio investments will take the form of loans and securities that are not publicly traded. The fair value of loans, securities and other investments that are not publicly traded may not be readily determinable, and we will value these investments at fair value as determined by the Adviser as Valuation Designee in good faith in accordance with Rule 2a-5 and with the approval of our Board, including to reflect significant events affecting the value of our investments. Most, if not all, of our investments (other than cash and cash equivalents) will be classified as Level 3 under the FASB Accounting Standards Codification, Fair Value Measurements and Disclosures (ASC Topic 820). This means that our portfolio valuations will be based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. We expect that inputs into the determination of fair value of our portfolio investments will require significant management judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. We intend to retain the services of one or more independent service providers to review the valuation of these loans and securities. However, the ultimate determination of fair value will be made by the Adviser as Valuation Designee with approval by our Board and not by such third-party valuation firm. The types of factors that the Valuation Designee may take into account in determining the fair value of our investments generally include, as appropriate, comparison to publicly-traded securities including such factors as yield, maturity and measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made in the future, comparisons to publicly traded companies, relevant credit market indices and other relevant factors.

Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans and securities existed. Also, since these valuations are, to a large extent, based on estimates, comparisons and qualitative evaluations of private information, our fair valuation process could make it more difficult for investors to accurately value our investments and could lead to undervaluation or overvaluation of our securities. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility. Also, privately held companies frequently have less diverse product lines and smaller market presence than larger public competitors.

Our NAV could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such loans and securities. Further, our NAV as of a particular date may be materially greater than or less than the value that would be realized if our assets were to be liquidated as of such date. For example, if we were required to sell a certain asset or all or a substantial portion of our assets on a particular date, the actual price that we would realize upon the disposition of such asset or assets could be materially less than the value of such asset or assets as reflected in our NAV. Volatile market conditions could also cause reduced liquidity in the market for certain assets, which could result in liquidation values that are materially less than the values of such assets as reflected in the NAV.

We will adjust quarterly the valuation of our portfolio to reflect the fair value of each investment in our portfolio. Any changes in fair value are recorded in our statement of operations as net change in unrealized appreciation or depreciation.

In addition, the participation of the Adviser in the valuation process could result in a conflict of interest as the management fee payable is based on the value of our net assets.

New or modified laws or regulations governing our operations may adversely affect our business.

We and our portfolio companies are subject to regulation by laws at the U.S. federal, state and local levels. These laws and regulations, as well as their interpretation, may change from time to time, including as the result of interpretive guidance or other directives from the U.S. President and others in the executive branch, and new laws, regulations and interpretations may also come into effect. Any such new or changed laws or regulations could have a material adverse effect on our business. In addition, if we do not comply with applicable laws and regulations, we could lose any licenses that we then hold for the conduct of our business and may be subject to civil fines and criminal penalties.

Additionally, changes to the laws and regulations governing our operations, including those associated with RICs, may cause us to alter our investment strategy in order to avail ourselves of new or different opportunities or result in the imposition of corporate-level taxes on us. Such changes could result in material differences to the strategies and plans set forth therein and may shift our investment focus from the areas of Crescent’s expertise to other types of investments in which Crescent may have little or no expertise or experience. Any such changes, if they occur, could have a material adverse effect on our results of operations and the value of an investor’s investment.

Further, there has been increasing commentary amongst regulators and intergovernmental institutions, including the Financial Stability Board and International Monetary Fund, on the topic of so called “shadow banking” (a term generally taken to refer to credit intermediation involving entities and activities outside the regulated banking system). We are an entity outside the regulated banking system and certain of our activities may be argued to fall within this definition and, in consequence, may be subject to regulatory developments. As a result, we and the Adviser could be subject to increased levels of oversight and regulation. This could increase costs and limit operations. In an extreme eventuality, it is possible that such regulations could render our continued operation unviable and lead to our premature termination or restructuring.

We are subject to risks associated with artificial intelligence and machine learning technology.

Recent technological advances in artificial intelligence and machine learning technology pose risks to our Company and our portfolio investments. Our Company and our portfolio investments could be exposed to the risks of artificial intelligence and machine learning technology if third-party service providers or any counterparties, whether or not known to our Company, also use artificial intelligence and machine learning technology in their business activities. We and our portfolio companies may not be in a position to control the use of artificial intelligence and machine learning technology in third-party products or services.

Use of artificial intelligence and machine learning technology could include the input of confidential information in contravention of applicable policies, contractual or other obligations or restrictions, resulting in such confidential information becoming part accessible by other third-party artificial intelligence and machine learning technology applications and users.

Independent of its context of use, artificial intelligence and machine learning technology is generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that artificial intelligence and machine learning technology utilizes to operate. Certain data in such models will inevitably contain a degree of inaccuracy and error-potentially materially so-and could otherwise be inadequate or flawed, which would be likely to degrade the effectiveness of artificial intelligence and machine learning technology. To the extent that we or our portfolio investments are exposed to the risks of artificial intelligence and machine learning technology use, any such inaccuracies or errors could have adverse impacts on our Company or our investments.

Artificial intelligence and machine learning technology and its applications, including in the private investment and financial sectors, continue to develop rapidly, and it is impossible to predict the future risks that may arise from such developments.

Additionally, legislative or other actions relating to taxes could have a negative effect on us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot predict with certainty how any changes in the tax laws might affect us, our common unitholders, or our portfolio companies. New legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences to us and our common unitholders of such qualification or could have other adverse consequences. Unitholders are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our securities.

Changes to United States tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, harm us.

There has been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. There continues to exist significant uncertainty about the future relationship between the U.S. and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the U.S. Any of these factors could depress economic activity and restrict our portfolio companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us.

The lack of liquidity in our investments may adversely affect our business.

All of our assets may be invested in illiquid loans and securities, and a substantial portion of our investments in leveraged companies will be subject to legal and other restrictions on resale or will otherwise be less liquid than more broadly traded public securities. The illiquidity of these investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of its portfolio quickly, we may realize significantly less than the value at which it has previously recorded its investments. Some of our debt investments may contain interest rate reset provisions that may make it more difficult for the borrowers to make periodic interest payments to us. In addition, some of our debt investments may not pay down principal until the end of their lifetimes, which could result in a substantial loss to us if the portfolio companies are unable to refinance or repay their debts at maturity.

Our Adviser and administrator each have the ability to resign on 120 days’ and 60 days’ notice, respectively, and we may not be able to find a suitable replacement within that time, resulting in a disruption in operations that could adversely affect our financial condition, business and results of operations.

Our Adviser has the right under the Investment Advisory Agreement to resign as our investment adviser at any time upon not less than 120 days’ written notice, whether we have found a replacement or not. Similarly, our administrator has the right under the Administration Agreement to resign at any time upon not less than 60 days’ written notice, whether we have found a replacement or not. If the Adviser or administrator were to resign, we may not be able to find a new investment adviser or administrator, as applicable, or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 120 days or 60 days, respectively, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions to our common unitholders are likely to be adversely affected and the market price of our shares may decline. In addition, the coordination of our internal management and investment or administrative activities, as applicable, is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our investment adviser and administrator, as applicable. Even if we are able to retain a comparable service provider or individuals performing such services are retained, whether internal or external, their integration and lack of familiarity with our investment objectives may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows.

We may not be able to obtain all required state licenses.

We may be required to obtain various state licenses in order to, among other things, originate commercial loans. Applying for and obtaining required licenses can be costly and take several months. There is no assurance that we will obtain all of the licenses that we need on a timely basis. Furthermore, we will be subject to various information and other requirements in order to obtain and maintain these licenses, and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses might restrict investment options and have other adverse consequences.

Risks Relating to Our Investments

Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing NAV through increased net unrealized depreciation.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by our Board, as described elsewhere herein.

When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate our valuation. While most of our investments are not publicly traded, applicable accounting standards require us to assume as part of its valuation process that its investments are sold in a principal market to market participants (even if we plan on holding an investment through its maturity). As a result, volatility in the capital markets can also adversely affect our investment valuations. We record decreases in the market values or fair values of our investments as unrealized depreciation. Declines in prices and liquidity in the corporate debt markets may result in significant net unrealized depreciation in our portfolio. The effect of all of these factors on our portfolio may reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer additional unrealized losses in future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our portfolio companies may be unable to repay or refinance outstanding principal on their loans at or prior to maturity, and rising interests rates may make it more difficult for portfolio companies to make periodic payments on their loans.

Our portfolio companies may be unable to repay or refinance outstanding principal on their loans at or prior to maturity. This risk and the risk of default is increased to the extent that the loan documents do not require the portfolio companies to pay down the outstanding principal of such debt prior to maturity. In addition, if general interest rates rise, there is a risk that our portfolio companies will be unable to pay escalating interest amounts, which could result in a default under their loan documents with us. Any failure of one or more portfolio companies to repay or refinance its debt at or prior to maturity or the inability of one or more portfolio companies to make ongoing payments following an increase in contractual interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Inflation may adversely affect the business, results of operations and financial condition of our portfolio companies.

Certain of our portfolio companies may be in industries that have been, or are expected to be, impacted by inflation. Recent inflationary pressures have increased the costs of labor, energy and raw materials and have adversely affected consumer spending, economic growth and our portfolio companies’ operations. If such portfolio companies are unable to pass any increases in their costs of operations along to their customers, it could adversely affect their operating results and impact their ability to pay interest and principal on our loans, particularly if interest rates rise in response to inflation. In addition, any projected future decreases in our portfolio companies’ operating results due to inflation could adversely impact the fair value of those investments. Any decreases in the fair value of our investments could result in future realized or unrealized losses and therefore reduce our net assets resulting from operations.

We typically invest in middle-market companies, which involves higher risk than investments in large companies.

Investment in private and middle-market companies involves a number of significant risks. Generally, limited public information exists about these companies, and we will rely on the ability of Crescent’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision and may lose money on its investments. Middle-market companies may have limited financial resources and may be unable to meet their obligations under their loans and debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees that it may have obtained in connection with its investment. In addition, such companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. Additionally, middle-market companies are more likely to depend on the management talents and efforts of a small group of persons. Therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on one or more of the portfolio companies we invest in and, in turn, on us. Middle-market companies also may be parties to litigation and may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence. In addition, our executive officers, directors and the Adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in portfolio companies.

In addition, investment in middle-market companies involves a number of other significant risks, including:

•

they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•

they generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	changes in laws and regulations, as well as their interpretations, may adversely affect their business, financial structure or prospects; and

•	they may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.

Our investments may be risky and we could lose all or part of our investment.

The debt that we invest in is typically not initially rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services). Below investment grade securities have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. Bonds that are rated below investment grade are sometimes referred to as “high yield bonds” or “junk bonds.” Therefore, our investments may result in an above average amount of risk and volatility or loss of principal. While the debt we invest in is often secured, such security does not guarantee that we will receive principal and interest payments according to the terms of the loan, or that the value of any collateral will be sufficient to allow us to recover all or a portion of the outstanding amount of the loan should we be forced to enforce our remedies.

Some of the loans in which we may invest directly or indirectly through investments in collateralization loan obligation funds (“CLOs”) or other types of structured entities may be “covenant-lite” loans, which means the loans contain fewer covenants than other loans (in some cases, none) and may not include terms which allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached. An investment by us in a covenant-lite loan may potentially hinder the ability to reprice credit risk associated with the issuer and reduce the ability to restructure a problematic loan and mitigate potential loss. We may also experience delays in enforcing our rights under covenant-lite loans. Furthermore, we will generally not have direct rights against the underlying borrowers or entities that sponsor CLOs, which means we will not be able to directly enforce any rights and remedies in the event of a default of a loan held by a CLO vehicle. As a result of these risks, our exposure to losses may be increased, which could result in an adverse impact on our net income and net asset value.

We also may invest in assets other than first, junior and subordinated debt investments, including high-yield securities, U.S. government securities, credit derivatives and other structured securities and certain direct equity investments. These investments entail additional risks that could adversely affect our investment returns.

Investments in equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

We may purchase common and other equity securities. Although common stock has historically generated higher average total returns than fixed income securities over the long-term, common stock also has experienced significantly more volatility in those returns. The equity securities we acquire may fail to appreciate and may decline in value or become worthless and our ability to recover our investment will depend on the underlying portfolio company’s success. Investments in equity securities involve a number of significant risks, including:

•

any equity investment we make in a portfolio company could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the portfolio company requires additional capital and is unable to obtain it, we may not recover our investment; and

•

in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of the portfolio company.

Even if the portfolio company is successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we can otherwise sell our investment. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

There are special risks associated with investing in preferred securities, including:

•

preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for tax purposes before we receive such distributions;

•	preferred securities are subordinated to debt in terms of priority to income and liquidation payments, and therefore will be subject to greater credit risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common stock or U.S. government securities; and

•	generally, preferred security holders have no voting rights with respect to the issuing company, subject to limited exceptions.

Additionally, when we invest in first lien senior secured loans (including “unitranche” loans, which are loans that combine both senior and subordinated debt, generally in a first lien position), junior debt, senior secured loans or subordinated debt, we may acquire warrants or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

We may be subject to risks associated with syndicated loans.

From time to time, our investments may consist of syndicated loans that were not originated by us or our investment adviser. Under the documentation for such loans, a financial institution or other entity typically is designated as the administrative agent and/or collateral agent. This agent is granted a lien on any collateral on behalf of the other lenders and distributed payments on the indebtedness as they are received. The agent is the party responsible for administering and enforcing the loan and generally may take actions only in accordance with the instructions of a majority or two-thirds in commitments and/or principal amount of the associated indebtedness. Accordingly, we may be precluded from directing such actions unless we or our investment adviser is the designated administrative agent or collateral agent or we act together with other holders of the indebtedness. If we are unable to direct such actions, we cannot assure you that the actions taken will be in our best interests.

There is a risk that a loan agent may become bankrupt or insolvent. Such an event would delay, and possibly impair, any enforcement actions undertaken by holders of the associated indebtedness, including attempts to realize upon the collateral securing the associated indebtedness and/or direct the agent to take actions against the related obligor or the collateral securing the associated indebtedness and actions to realize on proceeds of payments made by obligors that are in the possession or control of any other financial institution. In addition, we may be unable to remove the agent in circumstances in which removal would be in our best interests. Moreover, agented loans typically allow for the agent to resign with certain advance notice.

The disposition of our investments may result in contingent liabilities.

We currently expect that substantially all of our investments will involve loans and private securities. In connection with the disposition of an investment in loans and private securities, we may be required to make representations about the business and financial affairs of the portfolio company typical of those made in connection with the sale of a business. We may also be required to indemnify the purchasers of such investment to the extent that any such representations turn out to be inaccurate or with respect to potential liabilities. These arrangements may result in contingent liabilities that ultimately result in funding obligations that we must satisfy through its return of distributions previously made to us.

Our subordinated investments may be subject to greater risk than investments that are not similarly subordinated.

We may make subordinated investments that rank below other obligations of the borrower in right of payment. Subordinated investments are subject to greater risk of default than senior obligations as a result of adverse changes in the financial condition of the borrower or in general economic conditions. If we make a subordinated investment in a portfolio company, the portfolio company may be highly leveraged, and its relatively high debt-to-equity ratio may create increased risks that its operations might not generate sufficient cash flow to service all of its debt obligations.

There may be circumstances in which our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

If one of our portfolio companies were to go bankrupt, even though we may have structured our interest as senior debt, depending on the facts and circumstances, a bankruptcy court might recharacterize our debt holding as an equity investment and subordinate all or a portion of our claim to that of other creditors. In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender’s liability claim, if, among other things, we actually render significant managerial assistance.

We may hold the debt securities of leveraged companies.

Investment in leveraged companies involves a number of significant risks. Leveraged companies in which we invest may have limited financial resources and may be unable to meet their obligations under their loans and debt securities that we hold. Such developments may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of our realizing any guarantees that it may have obtained in connection with its investment. Smaller leveraged companies also may have less predictable operating results and may require substantial additional capital to support their operations, finance their expansion or maintain their competitive position.

Leveraged companies may experience bankruptcy or similar financial distress. The bankruptcy process has a number of significant inherent risks. Many events in a bankruptcy proceeding are the product of contested matters and adversary proceedings and are beyond the control of the creditors. A bankruptcy filing by a portfolio company may adversely and permanently affect the portfolio company. If the proceeding is converted to a liquidation, the value of the portfolio company may not equal the liquidation value that was believed to exist at the time of the investment. The duration of a bankruptcy proceeding is also difficult to predict, and a creditor’s return on investment can be adversely affected by delays until the plan of reorganization or liquidation ultimately becomes effective.

The administrative costs in connection with a bankruptcy proceeding are frequently high and would be paid out of the debtor’s estate prior to any return to creditors. Because the standards for classification of claims under bankruptcy law are vague, our influence with respect to the class of securities or other obligations that we own may be lost by increases in the number and amount of claims in the same class or by different classification and treatment. In the early stages of the bankruptcy process, it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. In addition, certain claims that have priority by law (for example, claims for taxes) may be substantial.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, our investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt investments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company typically are entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

The rights we may have with respect to the collateral securing any junior priority loans we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements (including agreements governing “first out” and “last out” structures) that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, we may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. We may not have the ability to control or direct such actions, even if as a result our rights as junior lenders are adversely affected.

When we are a debt or minority equity investor in a portfolio company, we are often not in a position to exert influence on the entity, and other equity holders and management of the company may make decisions that could decrease the value of our investment in such portfolio company.

When we make debt or minority equity investments, we are subject to the risk that a portfolio company may make business decisions with which we disagree and the other equity holders and management of such company may take risks or otherwise act in ways that do not serve our interests. As a result, a portfolio company may make decisions that could decrease the value of our investment.

Our portfolio companies may be highly leveraged.

Some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Our investments in foreign companies may involve significant risks in addition to the risks inherent in U.S. investments.

Our investment strategy contemplates potential investments in foreign companies. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes (potentially at confiscatory levels), less liquid markets, less available information than is generally the case in the U.S., higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

Although we expect most of our investments will be U.S. dollar denominated, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us.

The due diligence process that the Adviser undertakes in connection with our investments may not reveal all the facts that may be relevant in connection with an investment.

The Adviser’s due diligence may not reveal all of a company’s liabilities and may not reveal other weaknesses in its business. There can be no assurance that our due diligence process will uncover all relevant facts that would be material to an investment decision. Before making an investment in, or a loan to, a company, the Adviser will assess the strength and skills of the company’s management team and other factors that it believes are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, the Adviser will rely on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and highly subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. We may make investments in, or loans to, companies, including middle market companies, which are not subject to public company reporting requirements, including requirements regarding preparation of financial statements, and will, therefore, depend upon the compliance by investment companies with their contractual reporting obligations and the ability of the Adviser’ investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If we and the Adviser are unable to uncover all material information about these companies, we may not make a fully informed investment decision and may lose money on our investments. As a result, the evaluation of potential investments and the ability to perform due diligence on and effective monitoring of investments may be impeded, and we may not realize the returns that it expects on any particular investment. In the event of fraud by any company in which we invest or with respect to which we make a loan, we may suffer a partial or total loss of the amounts invested in that company.

We may be subject to additional risks from investing in non-U.S. securities.

The 1940 Act generally requires that 70% of our investments be in issuers each of whom is organized under the laws of, and has its principal place of business in, any state of the United States, the District of Columbia, Puerto Rico, the Virgin Islands or any other possession of the United States. However, our portfolio may include debt securities of non-U.S. companies, including emerging market issuers, to the limited extent such transactions and investments would not cause us to violate the 1940 Act. We expect that these investments would focus on the same secured debt, unsecured debt and related equity security investments that we make in U.S. middle-market companies and, accordingly, would be complementary to our overall strategy and enhance the diversity of our holdings. Investing in loans and securities of emerging market issuers involves many risks including economic, social, political, financial, tax and security conditions in the emerging market, potential inflationary economic environments, regulation by foreign governments, different accounting standards and political uncertainties. Economic, social, political, financial, tax and security conditions also could negatively affect the value of emerging market companies. These factors could include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations or judgments or foreclosing on collateral, lack of uniform accounting and auditing standards and greater price volatility.

Engaging in either hedging transactions or investing in foreign loans and securities would entail additional risks to our unitholders. We could, for example, use instruments such as interest rate swaps, caps, collars and floors and, if we were to invest in foreign loans and securities, we could use instruments such as forward contracts or currency options and borrow under a credit facility in currencies selected to minimize our foreign currency exposure. In each such case, we generally would seek to hedge against fluctuations of the relative values of our portfolio positions from changes in market interest rates or currency exchange rates. Hedging against a decline in the values of our portfolio positions would not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of the positions declined. However, such hedging could establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions could also limit the opportunity for gain if the values of the underlying portfolio positions increased. Moreover, it might not be possible to hedge against an exchange rate or interest rate fluctuation that was so generally anticipated that we would not be able to enter into a hedging transaction at an acceptable price.

While we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates could result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged could vary. Moreover, for a variety of reasons, we might not seek to establish a perfect correlation between the hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation could prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it might not be possible for us to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those loans and securities would likely fluctuate as a result of factors not related to currency fluctuations.

We may not realize anticipated gains on the equity interests in which we invest.

When we invest in loans and debt securities, we may acquire warrants or other equity securities of portfolio companies as well. We may also invest in equity securities directly. To the extent we hold equity investments, we will attempt to dispose of them and realize gains upon such disposition. However, the equity interests we receive may not appreciate in value and may decline in value. As a result, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

The effect of global climate change may impact the operations of our portfolio companies.

Climate change creates physical and financial risk and some of our portfolio companies may be adversely affected by climate change. For example, the needs of customers of energy companies vary with weather conditions, primarily temperature and humidity. To the extent weather conditions are affected by climate change, energy use could increase or decrease depending on the duration and magnitude of any changes. Increases in the cost of energy could adversely affect the cost of operations of our portfolio companies if the use of energy products or services is material to their business. A decrease in energy use due to weather changes may affect some of our portfolio companies’ financial condition, through decreased revenues. Extreme weather conditions in general require more system backup, adding to costs, and can contribute to increased system stresses, including service interruptions. Other risks associated with climate change include risks related to the impact of climate-related legislation and regulation (both domestically and internationally), as well as risks related to climate-related business trends.

Risks Relating to an Investment in Our Common Units

Our Common Units are not listed, and we do not intend to list our Common Units, on an exchange, nor are our Common Units quoted through a quotation system. Therefore, our common unitholders will have limited liquidity and may not receive a full return of invested capital upon selling their Common Units or upon liquidation of the Company.

Our Common Units are illiquid investments for which there is not a secondary market nor is it expected that any such secondary market will develop in the future. We do not intend to complete a liquidity event within any specific time period, if at all. A liquidity event could include a merger or another transaction approved by our Board in which our unitholders will receive cash or shares of a listed company, or a sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation. A liquidity event also may include a sale, merger or rollover transaction with one or more affiliated investment companies managed by our Adviser with either an internal or external management structure. We do not intend to list our Common Units on a national securities exchange.

We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future. As a result, even if we do complete a liquidity event, unitholders may not receive a return of all of their invested capital.

There are restrictions on the ability of holders of our Common Units to transfer Common Units in excess of the restrictions typically associated with a private offering of securities under Regulation D and other exemptions from registration under the Securities Act, and these restrictions could limit the liquidity of an investment in our Common Units and the price at which holders may be able to sell their Common Units.

We are relying on an exemption from registration under the Securities Act and state securities laws in offering our Common Units pursuant to the Subscription Agreements. As such, absent an effective registration statement covering our Common Units, such Common Units may be resold only in transactions that are exempt from the registration requirements of the Securities Act and with our prior consent. Our Common Units will have limited transferability which could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for our securities or otherwise be in the best interest of our common unitholders.

Investing in our Common Units may involve an above average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and a higher risk of volatility or loss of principal. Our investments in portfolio companies involve higher levels of risk, and therefore, an investment in our Common Units may not be suitable for someone with lower risk tolerance. In addition, our Common Units intended for long-term investors who can accept the risks of investing primarily in illiquid loans and other debt or debt-like instruments and should not be treated as a trading vehicle.

The net asset value of our Common Units may fluctuate significantly.

The net asset value and liquidity, if any, of the market for our Common Units may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•

changes in the value of our portfolio of investments and derivative instruments as a result of changes in market factors, such as interest rate shifts, and also portfolio specific performance, such as portfolio company defaults, among other reasons;

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;

•	loss of RIC tax treatment or BDC status;

•	distributions that exceed our net investment income and net income as reported according to U.S. GAAP;

•	changes in earnings or variations in operating results;

•	changes in accounting guidelines governing valuation of our investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors;

•	departure of our Adviser or certain of its key personnel;

•	general economic trends and other external factors; and

•	loss of a major funding source.

General Risk Factors

Economic recessions or downturns could impair our portfolio companies, and defaults by our portfolio companies will harm our operating results.

Many of the portfolio companies in which we expect to make investments are likely to be susceptible to economic slowdowns or recessions and may be unable to repay their loans during such periods. Therefore, the number of our non-performing assets is likely to increase and the value of our portfolio is likely to decrease during such periods. Macroeconomic factors such as real GDP growth, consumer confidence, supply chain disruptions, inflation, employment levels, oil prices, interest rates, tax rates, foreign currency exchange rate fluctuations and other macroeconomic trends can adversely affect customer demand for the products and services that our portfolio companies offer and may adversely impact their businesses or financial results. In addition, although we invest primarily in companies located in the United States, our portfolio companies may rely on parts or supplies manufactured outside the United States. As a result, any event causing a disruption of imports, including natural disasters, public health crises, or the imposition of import or trade restrictions in the form of tariffs or quotas could increase the cost and reduce the supply of products available to our portfolio companies, which may negatively impact their businesses or financial results.

Adverse economic conditions may also decrease the value of collateral securing some of our loans and debt securities and the value of our equity investments. If the value of collateral underlying our loan declines during the term of the loan, a portfolio company may not be able to obtain the necessary funds to repay the loan at maturity through refinancing. Decreasing collateral value may hinder a portfolio company’s ability to refinance our loan because the underlying collateral cannot satisfy the debt service coverage requirements necessary to obtain new financing. Thus, economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit its access to the capital markets or result in a decision by lenders not to extend credit to us. We consider a number of factors in making our investment decisions, including, but not limited to, the financial condition and prospects of a portfolio company and its ability to repay our loan. Unfavorable economic conditions could negatively affect the valuations of our portfolio companies and, as a result, make it more difficult for such portfolio companies to repay or refinance our loan. Therefore, these events could prevent us from increasing our investments and harm our operating results. A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due, termination of the portfolio company’s loans and foreclosure on its assets, which could trigger cross-defaults under other agreements and jeopardize its ability to meet its obligations under the loans and debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company, which may include the waiver of certain financial covenants. Furthermore, if one of our portfolio companies were to file for bankruptcy protection, depending on the facts and circumstances, including the extent to which we actually provide significant managerial assistance to that portfolio company, a bankruptcy court might re-characterize our debt holding and subordinate all or a portion of our claim to claims of other creditors, even though we may have structured our investment as senior secured debt.

In addition, the failure of certain financial institutions, namely banks, may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The failure of a bank (or banks) with which we and/or our portfolio companies have a commercial relationship could adversely affect, among other things, our and/or our portfolio companies’ ability to pursue key strategic initiatives, including by affecting our or our portfolio company’s ability to access deposits or borrow from financial institutions on favorable terms. Additionally, if a portfolio company or its sponsor has a commercial relationship with a bank that has failed or is otherwise distressed, the portfolio company may experience issues receiving financial support from a sponsor to support its operations or consummate transactions, to the detriment of their business, financial condition and/or results of operations. In addition, such bank failure(s) could affect, in certain circumstances, the ability of both affiliated and unaffiliated co-lenders, including syndicate banks or other fund vehicles, to undertake and/or execute co-investment transactions with us, which in turn may result in fewer co-investment opportunities being made available to us or impact our ability to provide additional follow-on support to portfolio companies. Our ability and our portfolio companies to spread banking relationships among multiple institutions may be limited by certain contractual arrangements, including liens placed on our respective assets as a result of a bank agreeing to provide financing.

Downgrades by rating agencies to the U.S. government’s credit rating or concerns about its credit and deficit levels in general, could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with our debt portfolio and our ability to access the debt markets on favorable terms. In addition, a decreased U.S. government credit rating could create broader financial turmoil and uncertainty, which may weigh heavily on our financial performance and the value of our Common Shares.

The current global financial market situation, as well as various social and political circumstances in the U.S. and around the world, including wars and other forms of conflict, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, adverse effects of climate crisis and global health epidemics, may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Additionally, the U.S. government’s credit and deficit concerns, the European sovereign debt crisis, and the potential trade war with China, could cause interest rates to be volatile, which may negatively impact our ability to access the debt markets on favorable terms.

The impact of events described above on our portfolio companies could impact their ability to make payments on their loans on a timely basis and may impact their ability to continue making their loan payments on a timely basis or meeting their loan covenants. The inability of portfolio companies to make timely payments or meet loan covenants may in the future require us to undertake amendment actions with respect to our investments or to restructure our investments, which may include the need for us to make additional investments in our portfolio companies (including debt or equity investments) beyond any existing commitments, exchange debt for equity, or change the payment terms of our investments to permit a portfolio company to pay a portion of its interest through payment-in-kind, which would defer the cash collection of such interest and add it to the principal balance, which would generally be due upon repayment of the outstanding principal.

We are dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect our liquidity, financial condition or results of operations.

Our business is dependent on our and third parties’ communications and information systems. Further, in the ordinary course of our business we or our investment adviser may engage certain third party service providers to provide us with services necessary for our business. Any failure or interruption of those systems or services, including as a result of the termination or suspension of an agreement with any third-party service providers, could cause delays or other problems in our business activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and

•	cyber-attacks.

These events, in turn, could have a material adverse effect on our business, financial condition and operating results and negatively affect the NAV of our Common Shares and our ability to pay dividends to our common unitholders.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of its confidential information and/or damage to its business relationships.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen information, misappropriation of assets, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships. This could result in significant losses, reputational damage, litigation, regulatory fines or penalties, or otherwise adversely affect our business, financial condition or results of operations. In addition, we may be required to expend significant additional resources to modify its protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. We face risks posed to our information systems, both internal and those provided to it by third-party service providers. We, the Adviser and its affiliates have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, may be ineffective and do not guarantee that a cyber-incident will not occur or that our financial results, operations or confidential information will not be negatively impacted by such an incident.

Third parties with which we do business (including those that provide services to us) may also be sources or targets of cybersecurity or other technological risks. We outsource certain functions and these relationships allow for the storage and processing of our information and assets, as well as certain investor, counterparty, employee and borrower information.

While we engage in actions to reduce our exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure or destruction of data, or other cybersecurity incidents, with increased costs and other consequences, including those described above. Privacy and information security laws and regulation changes, and compliance with those changes, may also result in cost increases due to system changes and the development of new administrative processes.

ITEM 2. FINANCIAL INFORMATION

Discussion of Management’s Expected Operating Plans

Overview

We are a newly formed Delaware limited liability company, formed on March 12, 2024, and structured as an externally managed specialty finance company focused on lending to middle-market companies. We intend to elect to be regulated as a BDC under the 1940 Act. In addition, for U.S. federal income tax purposes, we intend to elect to be treated, and intend to comply with the requirements to qualify annually, as a RIC under Subchapter M of the Code.

Our investment objective is to provide unitholders with current income and long-term capital appreciation through investments in securities related to the financing of leveraged buyouts, acquisitions, refinancings, recapitalizations and later-stage growth capital opportunities. We intend to invest in a diversified portfolio comprised primarily of privately negotiated senior secured debt, with the ability to invest in junior debt. These investments may feature an equity co-investment or equity component (e.g., warrants, options, contingent interests or conversion features). We may also invest in loan participations, preferred stock or other debt or equity securities.

Our investment objective is accomplished through:

•	accessing the origination channels that have been developed and established by Crescent;

•

originating investments in what we believe to be middle-market companies with strong business fundamentals, generally controlled by private equity investors that require capital for growth, acquisitions, recapitalizations, refinancings and leveraged buyouts;

•	applying Crescent’s underwriting standards; and

•	leveraging Crescent’s experience and resources to monitor our investments.

Our investment philosophy emphasizes principal preservation through credit-oriented due diligence. We expect our targeted portfolio to provide downside protection through carefully constructed capital structures with meaningful equity as a percentage of total capital, and protective covenants and terms. The investment guidelines (including absolute risk constraints) are set out in “Item 1. Business”.

We expect to conduct the private offerings of our common units in reliance on exemptions from the registration requirements of the Securities Act. At any closing of the private offering, investors will make a capital commitment to purchase Common Units pursuant to a Subscription Agreement entered into with us. Investors will be required to fund drawdowns to purchase Common Units up to the amount of their respective capital commitments on an as-needed basis each time we deliver a notice to such investors. We intend to conduct additional closings of the private offering; provided, that the admission of any additional common unitholders at any subsequent closings will require the affirmative vote of a majority of the holders of our then-outstanding Common Units, voting together as a single class.

Investments

We expect our investment activity to vary substantially from period to period depending on many factors, the general economic environment, the amount of capital we have available to us, the level of merger and acquisition activity for middle-market companies, including the amount of debt and equity capital available to such companies and the competitive environment for the type of investments we make. In addition, as part of our risk strategy on investments, we may reduce certain levels of investments through partial sales or syndication to additional investors.

We may not invest in any assets other than “qualifying assets” specified in the 1940 Act, unless, at the time the investments are made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Pursuant to rules adopted by the SEC, “eligible portfolio companies” include certain companies that do not have any securities listed on a national securities exchange and public companies whose securities are listed on a national securities exchange but whose market capitalization is less than $250 million.

Revenues

We generate revenue primarily in the form of interest income on debt investments, capital gains and distributions, if any, on equity securities that we may acquire in portfolio companies. Certain investments may have contractual PIK interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal of the investment on the respective interest or dividend payment dates rather than being paid in cash and generally becomes due at maturity or upon being called by the issuer. PIK is recorded as interest or dividend income, as applicable. We also generate revenue in the form of commitment or origination fees. Loan origination fees, original issue discount and market discount or premium are capitalized, and we accrete or amortize such amounts into income over the life of the loan using the effective yield method.

Dividend income from common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies. Dividend income from preferred equity securities is recorded on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected.

We may receive other income, which may include income such as consent, waiver, amendment, underwriting, and arranger fees associated with our investment activities as well as any fees for managerial assistance services rendered to the portfolio companies. Such fees are recognized as income when earned or the services are rendered.

Expenses

Our primary operating expenses include the payment of management fees to the Adviser under the Investment Advisory Agreement, our allocable portion of overhead expenses under the administration agreement with our Administrator, and other operating costs. The management fee payable by us under the Investment Advisory Agreement compensates the Adviser for its work in identifying, evaluating, negotiating, closing and monitoring our investments. We bear all other out-of-pocket costs and expenses of our operations and transactions, including:

•	the cost of calculating our net asset value, including the cost of any third-party valuation services;

•	fidelity bond, directors’ and officers’ liability insurance and other insurance premiums;

•	fees and expenses associated with independent audits and outside legal costs;

•	independent directors’ fees and expenses;

•

management fees and expenses, if any, payable under the Investment Advisory Agreement (including payments based upon our allocable portion of the Adviser’s overhead in performing its obligations under the Investment Advisory Agreement, rent and the allocable portion of the cost of certain professional services provided to us, including but not limited to, our accounting professionals, our legal counsel and compliance professionals);

•

administration fees and expenses, if any, payable under the Administration Agreement (including payments based upon our allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, rent and the allocable portion of the cost of certain professional services provided to us, including but not limited to, our accounting professionals, our legal counsel and compliance professionals);

•	U.S. federal, state and local taxes;

•	the cost of effecting sales and repurchases of shares of our common stock and other securities;

•	fees payable to third parties relating to making investments, including out-of-pocket fees and expenses associated with performing due diligence and reviews of prospective investments;

•	out-of-pocket fees and expenses associated with marketing efforts;

•	federal and state registration fees and any stock exchange listing fees;

•	brokerage commissions;

•	costs associated with our reporting and compliance obligations under the 1940 Act and other applicable U.S. federal and state securities laws;

•	debt service and other costs of borrowings or other financing arrangements; and

•	all other expenses reasonably incurred by us in connection with making investments and administering our business.

We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.

Hedging

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks. Generally, we do not intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to our business or results of operations. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of its portfolio positions as a result of changes in currency exchange rates and market interest rates. Such hedging transactions also limit the opportunity for gain. The success of hedging transactions will be subject to the ability of the Adviser to correctly predict movements in and the direction of currencies and interest rates. Unanticipated changes in currency exchange rates or interest rates may negatively impact the overall performance of the Company. It is not possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of independent factors not related to currency fluctuations. We bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

Financial Condition, Liquidity and Capital Resources

The primary uses of our cash and cash equivalents are for (1) investments in portfolio companies and other investments; (2) the cost of operations (including paying the Adviser); (3) debt service, repayment, and other financing costs; and (4) cash distributions to the holders of our common stock. We expect to generate additional liquidity from (1) future offerings of securities, (2) future borrowings and (3) cash flows from operations, including investment sales and repayments as well as income earned on investments.

Credit Facilities

We intend to utilize leverage to finance our investments. The amount of leverage that we employ will be subject to the restrictions of the 1940 Act and the supervision of our Board. At the time of any proposed borrowing, the amount of leverage we employ will also depend on our Adviser’s assessment of market and other factors.

Contractual Obligations and Off-Balance Sheet Arrangements

We may become a party to financial instruments with off-balance sheet risk in the normal course of our business to meet the financial needs of our portfolio companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet. As of the date of our most recent financial statements, we had not commenced operations and were not party to any off-balance sheet arrangements.

Distributions to Unitholders

To the extent that we have taxable income available, we intend to make distributions to our holders of our Common Units on a quarterly basis and such distributions are recorded on the record date. The amount to be distributed is determined by the Board each quarter and is generally based upon the taxable earnings estimated by management and available cash. Net realized capital gains, if any, are generally distributed at least annually, although we may decide to retain such capital gains for investment.

Quantitative and Qualitative Disclosures About Market Risk

We will be subject to financial market risks, including valuation risk, interest rate risk and currency risk.

Valuation Risk

We plan to invest in illiquid debt and equity securities of private companies. These investments will generally not have a readily available market price, and we will value these investments at fair value as determined in good faith by our Adviser, as the Board’s valuation designee, in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We also intend to fund a portion of our investments with borrowings and our net investment income will be affected by the difference between the rate at which we invest and the rate at which we borrow. Accordingly, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

We will regularly measure our exposure to interest rate risk. We will assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate-sensitive assets to our interest rate-sensitive liabilities. Based on that review, we will determine whether or not any hedging transactions are necessary to mitigate exposure to changes in interest rates.

Currency Risk

From time to time, we may make investments that are denominated in a foreign currency. These investments are converted into U.S. dollars at the balance sheet date, exposing us to movements in foreign exchange rates.

We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us. We may seek to utilize instruments such as, but not limited to, forward contracts to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates. To the extent the loan or investment is based on a floating rate, we may seek to utilize interest rate derivatives to hedge our exposure to changes in the associated rate.

ITEM 3. PROPERTIES.

We maintain our principal executive office at 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025. We do not own any real estate.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain ownership information with respect to our Units for those persons who directly or indirectly own, control or hold with the power to vote five percent or more of our outstanding Units and all officers and directors, as a group.

Percentage of Units outstanding
Name and address	Type of ownership	Units owned	Percentage
CCS IX Holdings, L.P. (1)	Record	10	100%
Kathleen S. Briscoe	N/A	—	—
Susan Y. Lee	N/A	—	—
Martha Solis-Turner	N/A	—	—
Raymond Barrios	N/A	—	—
Kimberly Grant	N/A	—	—
Justin Vandenberg	N/A	—	—
Erik Barrios	N/A	—	—
George P. Hawley	N/A	—	—
All directors and officers as a group (eight individuals)		—	—%

*	Represents less than 1.0%.
(1)

In conjunction with our formation, on August 14, 2024, CCS IX Holdings, L.P., which is managed by an affiliate of the Adviser, purchased all 10 of our issued and outstanding Common Units at a price per Common Unit of $1,000.00 for an aggregate purchase price of $10,000.00. On August 27, 2024, our Board resolved to repurchase all 10 of our issued and outstanding Common Units at a price per Common Unit of $1,000.00 for an aggregate purchase price of $10,000.00, which offer was declined by CCS IX Holdings, L.P.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Our Board oversees our management. Our Board currently consists of six members, five of whom are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Our Board elects our officers, who serve at the discretion of our Board. The responsibilities of our Board include oversight of our quarterly determinations of the fair value of our assets, corporate governance activities, oversight of our financing arrangements and oversight of our investment activities. Our Board has also established an Audit Committee and may establish additional committees in the future.

Board and Executive Officers

Directors

Under our LLC Agreement, the Board will be composed of five directors, unless increased or decreased by a majority of the directors. To the extent required by the 1940 Act, at any time when there are outstanding Preferred Units, the preferred unitholders shall have the right, as a class, to elect two directors to the Board, which directors may be additional directors or existing directors designated by the Board to be elected by the preferred unitholders. Each director will hold office until his or her death, resignation, retirement, disqualification or removal. Information regarding our Board is as follows:

Name	Age	Position(s) held with the Company and Term of Office
Interested Directors

Ray Barrios	46	Director since 2024

Kimberly Grant	48	Director since 2024

Independent Directors

Kathleen S. Briscoe	64	Director since 2024

Susan Y. Lee	44	Director since 2024

Martha Solis-Turner	64	Director since 2024

The address for each of our directors is c/o CCS IX Portfolio Holdings, LLC, 11100 Santa Monica Blvd., Suite 2000, Los Angeles, California 90025.

Executive Officers Who Are Not Directors

Name	Age	Position(s) held with the Company
Ray Barrios	46	Co-Chief Executive Officer

Kimberly Grant	48	Co-Chief Executive Officer

Justin Vandenberg	36	Chief Financial Officer

Erik Barrios	46	Chief Compliance Officer

George P. Hawley	56	Secretary

Biographical Information

Directors

The Board has determined that each of the directors is qualified to serve as our director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. The Board has determined that each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations. Each of our directors has demonstrated high character and integrity and has expertise and diversity of experience to be able to offer advice and guidance to our management. For the purposes of this Registration Statement, our directors have been divided into two groups—independent directors and interested directors. Interested directors are “interested persons” as defined in the 1940 Act.

Interested Directors

Raymond Barrios is co-Chief Executive Officer and a Director of the Company. Mr. Barrios is also a Managing Director and senior investment professional for the Adviser focusing on private credit and was previously a member of Crescent’s Mezzanine Product Group. Prior to joining Crescent in 2008, Mr. Barrios worked in the Leveraged Finance Group of Jefferies & Company, Inc. Mr. Barrios received his M.B.A. from Harvard University and his B.A. from the University of California, Los Angeles.

Kim Grant is co-Chief Executive Officer and a Director of the Company. Ms. Grant is also a Managing Director of the Adviser focusing on private credit. Prior to joining the Crescent in 2005, Ms. Grant was an Associate of Rustic Canyon Ventures. From 1998 to 2000, Ms. Grant was a member of the West Coast Generalist Group of Credit Suisse First Boston. Ms. Grant is a current and former member or observer of the Board of numerous private companies. Ms. Grant received her MBA from Harvard Business School and her BBA from the University of Notre Dame.

The Company believes that each of Mr. Barrios’ and Ms. Grant’s experience and extensive knowledge of the financial services industry, the private credit market in particular, and the business and operations of the Adviser supports service on the Board.

Independent Directors

Susan Y. Lee is a Director of the Company. She is also a Director of Crescent Private Credit Income Corp. (“CPCI”). Ms. Lee is a multi-asset class allocator with experience advising institutions on investments in funds, private companies, public stocks, options, and derivatives across public equities, private equity, venture capital, real assets, credit, fixed income, and hedge fund strategies. She currently serves as Chief Investment Officer of a foundation. Previously, Ms. Lee managed investment assets for The Broad Foundations. Earlier, Ms. Lee was a Partner at Angeles Investment Advisors. Ms. Lee was also a private equity investor at Black Canyon Capital and Vintage Capital Partners, and she began her career in strategy at Bain & Company and at The Walt Disney Company. Ms. Lee has an M.B.A. from Harvard Business School where she earned honors and was a Toigo Fellow and a B.A. from Stanford University, Phi Beta Kappa.

The Company believes that Ms. Lee’s executive experience and extensive knowledge of investing across various asset classes support her service on the Board.

Kathleen S. Briscoe is a Director of the Company. She is also a Director of CPCI and Crescent Capital BDC, Inc. Ms. Briscoe is a Partner and the Chief Capital Officer of Dermody Properties. Ms. Briscoe is an independent director at Resmark Properties. She also serves as a director on the board of Board of Regents – Friends of Dartmouth Rowing. She is on the Board of NAREIM (National Association of Real Estate Investment Managers) and AFIRE (Association of Foreign Investors in Real Estate). She received a B.A. in Policy Studies and Sociology from Dartmouth College and an M.B.A. from Harvard University.

The Company believes that Ms. Briscoe’s operational and executive experience supports her service on the Board.

Martha Solis-Turner is a Director of the Company. She is also Director of CPCI. Ms. Solis-Turner is a Class Officer of Dartmouth, Class of1982. She also serves as a Community Leadership Board Member of Mile High Early Learning Centers. Previously, Ms. Solis-Turner was a Board member, Audit and Compliance Committee member and Nominating Committee member of Dreyfus Founders Funds and the Director of Wholesale Markets Wireless Sales at U S West/Qwest. She received an M.B.A. from Harvard University and a B.A. in Government with an emphasis on International Economics from Dartmouth College. We believe Ms. Solis-Turner is well qualified to serve on the

Board due to her extensive experience in marketing, sales and compliance and experience serving as a board member for various companies.

The Company believes that Ms. Solis-Turner’s operational and executive experience supports her service on the Board.

Executive Officers Who Are Not Directors

Justin Vandenberg is the Chief Financial Officer of the Company and serves as Senior Vice President for Crescent. Prior to joining Crescent in 2015, Mr. Vandenberg worked at Citco Fund Services where he was responsible for financial reporting of various alternative credit funds. Mr. Vandenberg received a BS in Managerial Economics from the University of California, Davis.

Erik Barrios is the Chief Compliance Officer of the Company. He is also Chief Compliance Officer of CPCI. In addition, he serves as Senior Vice President, Legal Counsel and Deputy Compliance Officer for Crescent. Before joining Crescent in 2022, Mr. Barrios was Vice President, Legal & Compliance at The Carlyle Group, where he served as the chief compliance officer and corporate secretary for the business development companies within the firm’s Global Credit platform. Prior to then, Mr. Barrios held roles at Avenue Capital Group, Cohen & Steers and J. & W. Seligman & Co., focusing on legal and regulatory matters for registered investment companies. Mr. Barrios received a J.D. from Boston College Law School and a B.S. from Georgetown University.

George P. Hawley is Secretary of the Company. In addition, Mr. Hawley serves as the General Counsel for Crescent and Secretary to CPCI. Prior to joining Crescent in 2012, Mr. Hawley was Senior Vice President and Associate General Counsel at TCW where he supported Crescent on its funds and accounts. From 2000 to 2008, Mr. Hawley was an associate at Paul Hastings LLP specializing in asset management, securities, finance and restructuring, and general corporate law. Prior to joining Paul Hastings, Mr. Hawley began his legal career at Baker, Keener & Nahra LLP where he practiced litigation. Mr. Hawley received a J.D. from Loyola Law School and a B.A. from the University of Notre Dame.

Board Structure and Leadership

The Board has structured itself in a manner that it believes allows it to perform its oversight function effectively. The Board consists of five Directors, three of whom are not “interested persons,” as defined in the 1940 Act, and are Independent Directors, as such term is defined in Rule 2(a)(19) of the 1940 Act (the “Independent Directors”). Each member of the Board who is not an Independent Director is referred to as an Interested Director (the “Interested Directors”). Each of Mr. Ray Barrios and Ms. Grant is deemed to be an Interested Director because of his or her position as an employee and Managing Director of Crescent.

The Board does not have a lead Independent Director. All of the Independent Directors serve as members of each committee of the Board, which the Independent Directors believe allows them to participate in the full range of the Board’s oversight duties, including oversight of the risk management process. In addition, although the Independent Directors recognize that having a lead Independent Director may in some circumstances help coordinate communications with management, and otherwise assist a board in the exercise of its oversight duties, the Independent Directors believe that, because of the relatively small size of the Board, the ratio of Independent Directors to Interested Directors, and the good working relationship among the Directors, it is not necessary to designate a lead Independent Director at this time.

The Board completes an annual self-assessment during which it reviews its leadership and committee structure and considers whether its structure remains appropriate in light of the Company’s current operations. The Board also periodically reviews its leadership structure. The Board believes that its leadership structure, including the current percentage of the Board members who are Independent Directors, is appropriate given its specific characteristics. These characteristics include (i) the extent to which the work of the Board is conducted through the Board’s standing committees, each of whose meetings are chaired by an Independent Director; (ii) the extent to which the Independent Directors meet as needed in the absence of members of management and the Interested Directors; and (iii) Mr. Ray Barrios’s and Ms. Grant’s positions with Crescent, which enhance the Board’s understanding of the operations of the Adviser.

Board Oversight of Risk Management

The Board’s role is one of oversight, rather than active management. Oversight of the Company’s investment activities extends to oversight of the risk management processes employed by the Adviser as part of its day-to-day management of the Company’s investment activities. The goal of the Board’s risk oversight function is to ensure that the risks associated with the Company’s investment activities are accurately identified, thoroughly investigated, and responsibly addressed.

The Board reviews risk management processes at both regular and special Board meetings throughout the year, consulting with appropriate representatives of the Adviser, as necessary, and periodically requesting the production of risk management reports or presentations. The Board receives a wide range of reports on the Company’s activities from the Adviser and other service providers, including reports regarding the Company’s investment portfolio, the compliance of the Company with applicable laws, and the Company’s financial accounting and reporting. The Board also meets periodically with the Company’s CCO to receive reports regarding the compliance of the Company with the federal securities laws and the Company’s internal compliance policies and procedures, and meets with the Company’s CCO at least annually to review the CCO’s annual report, including his risk-based analysis for the Company. The Audit Committee (the “Audit Committee”) also meets regularly with the Chief Financial Officer and the Company’s independent registered public accounting firm to discuss, among other things, the internal control structure of the Company’s financial reporting function. The Board also meets periodically with the portfolio managers of the Company to receive reports regarding the management of the Company, including its investment risks.

The Board recognizes that not all risks that may affect the Company can be identified, that it may not be practical or cost-effective to eliminate or mitigate certain risks, that it may be necessary to bear certain risks (such as investment-related risks) to achieve the Company’s goals, that reports received by the Directors with respect to risk management matters are typically summaries of the relevant information, and that the processes, procedures and controls employed to address risks may be limited in their effectiveness. As a result of the foregoing and other factors, risk management oversight by the Board and by the committees is subject to substantial limitations.

Communications with Directors

Unitholders of the Company who wish to communicate with the Directors (or with an individual Director) should send communications to the attention of George P. Hawley, Secretary, c/o CCS IX Portfolio Holdings, LLC, 11100 Santa Monica Blvd., Suite 2000, Los Angeles, California 90025, and communications will be directed to the Director or Directors indicated in the communication or, if no Director or Directors are indicated, to all Directors.

Audit Committee

The Board conducts much of its work through an Audit Committee, each of whose meetings are chaired by an Independent Director. The Board may establish additional committees in the future. The Company requires each Director to make a diligent effort to attend all Board and committee meetings.

The Audit Committee is composed of Ms. Briscoe, Ms. Lee and Ms. Solis-Turner, all of whom are Independent Directors. Ms. Solis-Turner serves as Chairman of the Audit Committee. The Board has determined that Ms. Solis-Turner is an “audit committee financial expert,” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Briscoe, Ms. Lee and Ms. Solis-Turner meet the current independence and experience requirements of Rule 10A-3 under the Exchange Act. The Audit Committee operates pursuant to a charter approved by the Board, which sets forth the responsibilities of the Audit Committee (the “Audit Committee Charter”). The Audit Committee’s responsibilities include (i) establishing guidelines and making recommendations to the Board regarding the valuation of the Company’s loans and investments, (ii) selecting the Company’s independent registered public accounting firm, (iii) reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Company’s financial statements, (iv) pre-approving the fees for services performed, (v) reviewing with the independent registered public accounting firm the adequacy of internal control systems, (vi) reviewing the Company’s annual financial statements, (vii) overseeing internal audit staff and periodic filings, and (viii) receiving the Company’s audit reports and financial statements.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee operates pursuant to a charter approved by our Board. The charter sets forth the responsibilities of the nominating and governance committee, including making nominations for the appointment or election of independent directors. The nominating and corporate governance committee is composed of Ms. Briscoe, Ms. Lee and Ms. Solis-Turner, all of whom are Independent Directors. Ms.  Lee serves as the chair of the nominating and governance committee.

ITEM 6. EXECUTIVE COMPENSATION

Compensation of Executive Officers

The executive officers of the Company and the Interested Director receive no direct compensation from the Company. The Company has agreed to reimburse the Administrator for its allocable portion of the compensation paid to or compensatory distributions received by the Company’s Chief Financial Officer, Chief Compliance Officer, and other executive officers of the Company, and any of their respective staff who provide services to the Company.

Compensation of Directors

Our independent directors’ annual fee is $25,000. The independent directors also receive $625 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each regular Board meeting and $250 for each special meeting. They also receive $500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended. In addition, the Chairman of the Audit Committee receives an additional annual fee of $7,500. No additional compensation is expected to be paid to the Chairman of the Nominating and Corporate Governance Committee. No compensation is expected to be paid to directors who are “interested persons” with respect to us, as such term is defined in Section 2(a)(19) of the 1940 Act.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Related Transactions

We intend to enter into the Investment Advisory Agreement with our Adviser. We also intend to enter into the Administration Agreement with our Administrator, which is an indirect, wholly owned subsidiary of Crescent.

Investment Advisory Agreement

We intend to enter into the Investment Advisory Agreement with our Adviser and will pay our Adviser a base management fee. We will rely on input from investment professionals from our Adviser to value our portfolio investments. Our Adviser’s base management fee will be based on the value of our investments, and there may be a conflict of interest when personnel of our Adviser assist in determining periodic fair values for our portfolio investments.

Administration Agreement

We intend to enter into the Administration Agreement with our Administrator and will reimburse it for the allocable portion of overhead and other expenses incurred by our Administrator in performing its obligations under the Administration Agreement.

Expense Support and Conditional Reimbursement Agreement

We intend to enter into an Expense Support and Conditional Reimbursement Agreement (the “Expense Support Agreement”) with the Adviser. The Adviser may elect to pay certain of our expenses, including, but not limited to, organization and offering expenses, administration expenses, management fees and incentive fees, on our behalf (each such payment, an “Expense Payment”), provided that no portion of an Expense Payment will be used to pay any of our interest expense. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to us or on behalf of us in any combination of cash or other immediately available funds no later than forty-five days after such election was made in writing by the Adviser, and/or offset against amounts due from us to the Adviser or its affiliates.

Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to our unitholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), we shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to or on behalf of us within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by us shall be referred to herein as a “Reimbursement Payment.” Reimbursement Payments are conditioned on (i) an expense ratio (excluding any management or incentive fee) that, after giving effect to the recoupment, is lower than the expense ratio (excluding any management or incentive fee) at the time of the fee waiver or expense reimbursement and (ii) a distribution level (exclusive of return of capital to unitholders, if any) equal to, or greater than, the rate at the time of the waiver or reimbursement. Available Operating Funds means the sum of (i) our net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) our net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to us on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

License Agreement

We intend to enter into a trademark licensing agreement (the “Licensing Agreement”) with the Adviser. Under the license agreement, we will have a right to use the “Crescent” name, subject to certain conditions, for so long as the Adviser or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we will have no legal right to the “Crescent” name.

Director Independence

The 1940 Act requires that at least a majority of our directors not be “interested persons” (as defined in the 1940 Act) of the Company. On an annual basis, each member of our Board is required to complete an independence questionnaire designed to provide information to assist our Board in determining whether the director is independent under the 1940 Act. Our Board has determined that each of our directors, other than Mr. Ray Barrios and Ms. Grant, is independent under the 1940 Act.

ITEM 8. LEGAL PROCEEDINGS

We are party to certain lawsuits in the normal course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. Furthermore, third parties may try to seek to impose liability on us in connection with our activities or the activities of our portfolio companies. While the outcome of any such legal proceedings cannot at this time be predicted with certainty, we do not expect that these legal proceedings will materially affect our business, financial condition or results of operations.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Units will be offered and sold in private offerings exempt from registration under the Securities Act under Section 4(a)(2) and/or Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our Common Units currently, nor can we give any assurance that one will develop.

Because Common Units are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Common Units may not be sold, transferred, assigned, pledged or otherwise disposed of unless (1) our consent is granted, and (2) the Common Units are registered under applicable securities laws or specifically exempted from registration (in which case the holders may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, investors must be willing to bear the economic risk of investment in the Common Units until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of Common Units may be made except by registration of the transfer on our books. Each transferee will be required to execute the LLC Agreement pursuant to which they will agree to be bound by these restrictions and the other restrictions imposed on the Common Units and to execute such other instruments or certifications as are reasonably required by us.

Holders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our Common Units.

Distribution Policy

To the extent that we have income available, we intend to make quarterly distributions to holders of our Common Units out of assets legally available for distribution. We intend to elect to be taxed as a RIC under Subchapter M of the Code. To obtain and maintain our RIC tax status, we intend to distribute at least 90% of our investment company taxable income (as defined by the Code, which generally includes net ordinary income and net short-term taxable gains) to our holders of our Common Units in respect of each taxable year and to distribute net capital gains (that is, net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions as well as satisfy other applicable requirements under the Code.

We cannot assure you that we will achieve results that will permit us to pay any cash distributions and we will be prohibited from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

In conjunction with our formation, on August 14, 2024, CCS IX Holdings, L.P., which is managed by an affiliate of the Adviser, purchased all 10 of our issued and outstanding Common Units at a price per Common Unit of $1,000.00 for an aggregate purchase price of $10,000.00.

On August 27, 2024, our Board resolved to repurchase all 10 of our issued and outstanding Common Units at a price per Common Unit of $1,000.00 for an aggregate purchase price of $10,000.00, which offer was declined by CCS IX Holdings, L.P.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description is based on relevant portions of the Delaware Act and of our LLC Agreement. This summary is not necessarily complete, and we refer you to the Delaware Act and our LLC Agreement for a more detailed description of the provisions summarized below.

General

As of December 31, 2024, there were 10 Common Units outstanding, and no Preferred Units outstanding. There is currently no market for our Common Units, and we can offer no assurances that a market for our Common Units will develop in the future. We do not intend for the Common Units offered under this Registration Statement to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Common Units. No Common Units have been authorized for issuance under any equity compensation plans.

Description of our Units

Common Units

Under the terms of the LLC Agreement, we retain the right to accept subscriptions for Capital Commitments to purchase our Common Units during the Investment Period. In addition, holders of Common Units are entitled to one vote for each Common Unit held on all matters submitted to a vote of unitholders and do not have cumulative voting rights. Unitholders are entitled to receive proportionately any distributions declared by the Board, subject to any preferential dividend rights of outstanding Preferred Units. Upon our liquidation, dissolution or winding up, the unitholders will be entitled to receive ratably our net assets available after the payment of (or establishment of reserves for) all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of unitholders are subject to the rights of the holders of any Preferred Units that we may designate and issue in the future.

Preferred Units

Under the terms of the LLC Agreement, our Board is authorized to issue one class of Preferred Units without approval of the common unitholders, which Preferred Units would have rights senior to those of the Common Units, and such other characteristics as our Board may determine, but, for so long as the Company operates as a BDC, in a manner that complies with the legal requirements applicable to a BDC. Prior to the issuance of a series of Preferred Units, the Board is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The 1940 Act limits our flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to the Units, we must meet an asset coverage ratio of total assets to total senior securities, which include all of our borrowings and any Preferred Units; and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as distributions on the Preferred Units are unpaid in an amount equal to two full years of distributions on the Preferred Units.

Transfer and Resale Restrictions

We intend to sell our Common Units in private offerings in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and other exemptions from the registration requirements of the Securities Act. Investors who acquire our Common Units in such private offerings are required to complete, execute and deliver a Subscription Agreement, a joinder to our LLC Agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions.

No transfer of our investors’ Capital Commitments or all or any portion of our investors’ Common Units (including a transfer of solely an economic interest in us) may be made without (a) registration of the transfer on our books and (b) our prior written consent, which may be given or withheld in our sole discretion for any or no reason. In any event, our consent may be withheld including, without limitation, (1) if the creditworthiness of the proposed transferee, as determined by us in our sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (2) if we do not receive an opinion of counsel (who may be counsel for the Company) satisfactory in form and substance to us that provides:

•	(i) such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to us or the Common Units to be transferred; and

•	(ii) in the case of a transfer to:

•

an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the fiduciary responsibility provisions of Title I of ERISA;

•	a “plan” described in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code;

•	an entity that is, or is deemed to be, using (for purposes of ERISA or Section 4975 of the Code) “plan assets” to purchase or hold its investments; or

•

a person (including an entity) that has discretionary authority or control with respect to our assets or a person who provides investment advice with respect to our assets or an “affiliate” of such person, such transfer would not be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of our assets to constitute “plan assets” under ERISA or Section 4975 of the Code.

Any person that acquires all or any portion of our Common Units from an investor in a transfer permitted under the Subscription Agreement is obligated to pay to us the appropriate portion of any amounts thereafter becoming due in respect of the Capital Commitment committed to be made by its predecessor in interest. Notwithstanding the transfer of all or any fraction of our Common Units, as between an investor and us, the investor will remain liable for their Capital Commitments prior to the time, if any, when the purchaser, assignee or transferee of such Common Units, or fraction thereof, becomes a holder of such Common Units.

Limited Liability of the Members

No common unitholder or former common unitholder, in its capacity as such, will be liable for any of our debts, liabilities or obligations except as provided hereunder and to the extent otherwise required by law. Each common unitholder will be required to pay to us any Capital Commitments that they have agreed to make to us and the unpaid balance of any other payments that he, she or it is expressly required to make to us pursuant to the LLC Agreement or pursuant to such common unitholder’s Subscription Agreement, as the case may be.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

We were formed as a Delaware limited liability company on March 12, 2024. We will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon it pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By executing the Subscription Agreement (which signature page constitutes a counterpart signature page to the LLC Agreement), each investor accepted by the Company is agreeing to be admitted as a member of the Company and bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each common unitholder and each person who acquires Common Units from a common unitholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the Board the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Drawdowns

From time to time in its discretion, we may issue drawdowns on all or any portion of the common unitholders’ undrawn commitments. The undrawn commitments will equal total Capital Commitments minus amounts that common unitholders have contributed to purchase Common Units on previous Drawdown Dates.

Drawdown notices will be issued at least ten business days prior to the Drawdown Date in an amount not to exceed their undrawn commitments.

During the Investment Period, drawdowns may be issued at any time for any permitted purpose. Following the end of the Investment Period, we may draw down Capital Commitments to the extent necessary: (i) to pay, and/or establish reserves for, our actual or anticipated expenses, liabilities, including the payment or repayment of financings, or other obligations, contingent or otherwise (including the fees payable to the Adviser pursuant to the Investment Advisory Agreement), whether incurred before or after the end of the Investment Period, (ii) to fulfill investment commitments made or approved by the Adviser prior to the expiration of the Investment Period or complete investments or obligations (including guarantees) in any transactions for which we have entered into a letter of intent, memorandum of understanding, written bid letter, written agreement in principle, or binding written agreement as of the end of the Investment Period (including investments that are funded in phases), (iii) to fund follow-on investments made in existing portfolio companies (including transactions to hedge interest rates relating to such additional investment) and/or (iv) for us to comply with applicable laws and regulations, including the 1940 Act and the Code.

Resignation and Removal of Directors; Procedures for Vacancies

Any director may resign at any time by submitting his or her written resignation to the Board or secretary of the Company. Such resignation will take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it will become effective at the time so fixed. The acceptance of a resignation is not required to make it effective. Any or all of the directors may be removed by (a) the affirmative vote of a majority of the full Board or (b) the affirmative vote of a majority of all our then-outstanding Units entitled to vote thereon, voting together as a single class; provided, that any or all directors appointed by preferred unitholders may be removed pursuant to clause (b) only by the affirmative vote of at least 66 2/3% in voting power of all our then-outstanding preferred units.

Except as otherwise provided by applicable law, including the 1940 Act, any newly created directorship on the Board that results from an increase in the number of directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a director or other cause, will be filled by (i) the appointment and affirmative vote of a majority of the remaining directors in office, although less than a quorum (with a quorum being a majority of the total number of directors), or by a sole remaining director, and (ii) by the affirmative vote of a majority of all our then-outstanding Units, voting together as a single class. Any director elected to fill a vacancy or newly created directorship will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

Subject to any applicable law, including any requirement that certain directors be elected by preferred unitholders, a director elected to fill a vacancy or newly created directorship will be subject to ratification by the holders of a majority of the Common Units and Preferred Units (if any), voting together as a single class, which must be obtained within one year of such directors’ initial election to the Board.

Action by Unitholders

Under the LLC Agreement, unitholder action can be taken only at a meeting of unitholders or by written consent in lieu of a meeting by unitholders representing at least the number of units required to approve the matter in question.

Only our Board, the Chair of the Board or our Chief Executive Officer may call a meeting of unitholders. Only business specified in our notice of meeting (or supplement thereto) may be conducted at a meeting of unitholders.

Amendment of the LLC Agreement; No Approval by Unitholders

Except as otherwise provided in the LLC Agreement, the terms and provisions of the LLC Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of the LLC Agreement) during or after the term of the Company, together with the prior written consent of:

a.	If no Preferred Units have been issued and are outstanding, the holders of a majority of the Common Units; and

b.

If Preferred Units have been issued and are outstanding, (i) in the case of an amendment not affecting the rights of preferred unitholders, the holders of a majority of the Common Units, (ii) in the case of an amendment not affecting the rights of the common unitholders (including rights or protections with respect to tax consequences of common unitholders), the holders of a majority of the Preferred Units, and (iii) in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of common unitholders) of both the common unitholders and preferred unitholders, the holders of a majority of the Common Units and the holders of a majority of the Preferred Units.

Notwithstanding clauses (a) or (b) above, certain limited amendments, as set forth in the LLC Agreement, may be made with the consent of the Board and without the need to seek the consent of any common unitholder or preferred unitholder.

Merger, Sale or Other Disposition of Assets

Subject to any restrictions of the 1940 Act and applicable law, the Board may, without the approval of our unitholders, cause us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or series of transactions, or approve on our behalf, the sale, exchange or disposition of all or substantially all of our assets. Our Board may also cause the sale of all or substantially all of our assets under a foreclosure or other realization without unitholder approval. Unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other similar transaction or event.

Term of the Company

The term of the Company shall continue until the fourth anniversary of the expiration of the Investment Period, subject to extension for up to an additional one-year period pursuant to the Adviser’s recommendation with the approval of the Board and the approval of the unitholders unless the Company is sooner dissolved, or by operation of law. Unless the term is extended, the Board, to the extent consistent with its fiduciary duties, will use its commercially reasonable efforts to wind down or liquidate and dissolve the Company.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For financial reporting purposes, our fiscal year is a calendar year ending December 31.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The LLC Agreement provides that, to the fullest extent permitted by applicable law, none of our officers, directors or employees will be liable to us or to any unitholder for any act or omission performed or omitted by any such person (including any acts or omissions of or by another officer, director or employee), in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The LLC Agreement provides that we will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, we will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under the indemnification provision of the LLC Agreement, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company pursuant to the provisions of the LLC Agreement.

So long as we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct. In addition, we have obtained liability insurance for our officers and directors.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our financial statements attached to this Registration Statement.

Page
Index to Financial Statements
Report of Independent Registered Public Accounting Firm	F-[●]
Balance Sheet as of [●], 2024	F-[●]
Statement of Operations for the Period from March 12, 2024 (inception) to [●], 2024	F-[●]
Statement of Changes in Net Assets for the Period from March 12, 2024 (inception) to [●], 2024	F-[●]
Statement of Cash Flows for the Period from March 12, 2024 (inception) to [●], 2024	F-[●]
Notes to Financial Statements	F-[●]

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b) Exhibits

Exhibit Index

3.1	Certificate of Formation of the Company

3.2	Certificate of Amendment to Certificate of Formation

3.3	First Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 31, 2024.

10.1	Investment Advisory and Management Agreement, dated as of December 31, 2024 by and between CCS IX Portfolio Holdings, LLC and Crescent Capital Group LP.

10.2	Administration Agreement, dated as of December 31, 2024 by and between CCS IX Portfolio Holdings, LLC and CCAP Administration LLC.

10.3	Custodial Agreement, dated as of August 13, 2024 by and between CCS IX Portfolio Holdings, LLC, U.S. Bank Trust Company, National Association, in its capacity as custodian, and U.S. Bank National Association, in its capacity as document custodian.*

10.4	Trademark License Agreement, dated as of December 31, 2024 by and between CCS IX Portfolio Holdings, LLC and Crescent Capital Group LP.

10.5	Expense Support and Conditional Reimbursement Agreement, dated as of December 31, 2024.

10.6	Form of Purchase and Contribution Agreement.

10.7	Form of Indemnification Agreement for Independent Directors.

10.8	Form of Indemnification Agreement for Interested Directors.

10.9	Form of Indemnification Agreement for Officers.

14.1	Code of Ethics for CCS IX Portfolio Holdings, LLC and Crescent Capital Group LP.

*

Exhibits and schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CCS IX PORTFOLIO HOLDINGS, LLC

By:	/s/ Raymond Barrios
Name: Raymond Barrios
Title: Co-Chief Executive Officer

By:	/s/ Kimberly Grant
Name: Kimberly Grant
Title: Co-Chief Executive Officer

Date: December 31, 2024